Exhibit 10.3

ASSET PURCHASE AGREEMENT

by and among

LIGNETICS OF NEW ENGLAND, INC.

as Buyer

LIGNETICS, INC.

as Buyer Guarantor

NEW ENGLAND WOOD PELLET, LLC,

SCHUYLER WOOD PELLET, LLC,

and

DEPOSIT WOOD PELLET, LLC

as Sellers

and

NEW ENGLAND WOOD PELLET, LLC,

as Sellers’ Representative

dated as of December 19, 2017

ii

4.10	Title to Purchased Assets; Condition and Sufficiency of Assets	35

4.11	Intellectual Property	35

4.12	Contracts	37

4.13	Employees and Employee Benefit Plans	39

4.14	No Litigation	40

4.15	Environmental Matters	40

4.16	Top Customers and Suppliers	42

4.17	Insurance	43

4.18	Brokerage	43

4.19	Complete Copies of Materials	43

4.20	Full Disclosure	43

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		44

5.1	Organization and Power	44

5.2	Authorization	44

5.3	No Conflicts	44

5.4	Consents	44

5.5	Litigation	45

5.6	Brokerage	45

ARTICLE VI. COVENANTS		45

6.1	Conduct of the Business	45

6.2	Pre-Closing Access to Books and Records	47

6.3	Necessary Efforts	48

6.4	Financing Efforts	49

6.5	Notification	50

6.6	No Solicitation of Acquisition Proposals	50

6.7	Mail Handling	51

6.8	Bankruptcy Approval	51

6.9	R&W Insurance Policy	51

6.10	Environmental Insurance Policy	53

6.11	IDA Property	54

ARTICLE VII. OTHER COVENANTS OF THE PARTIES		54

7.1	Access to Books and Records	54

7.2	Employee Matters	55

-iii-

7.3	Additional Tax Matters	57

7.4	Transaction Expenses	58

7.5	Restrictive Covenants	58

7.6	Name Change	60

7.7	Environmental Matters; Special Indemnity Escrow Amount	60

ARTICLE VIII. SURVIVAL		61

8.1	Survival of Representations, Warranties and Covenants	61

ARTICLE IX. TERMINATION		62

9.1	Termination	62

9.2	Effect of Termination	64

ARTICLE X. ADDITIONAL AGREEMENTS		65

10.1	Confidentiality	65

10.2	Press Releases and Other Public Communications	66

ARTICLE XI. MISCELLANEOUS		66

11.1	Expenses	66

11.2	Further Assurances	67

11.3	No Third Party Beneficiaries	67

11.4	Successors and Assigns	67

11.5	Entire Agreement and Modification	67

11.6	Schedules and Exhibits	68

11.7	No Strict Construction	68

11.8	Amendment and Waiver	68

11.9	Notices	68

11.10	Governing Law	69

11.11	Consent to Jurisdiction and Service of Process	70

11.12	Specific Performance	70

11.13	Waiver of Trial by Jury	71

11.14	Prevailing Party	71

11.15	Severability	71

11.16	References	71

11.17	Headings	72

11.18	Deliveries	72

11.19	Counterparts	72

-iv-

11.20	Time of Essence	72

11.21	Sellers’ Representative	72

11.22	No Recourse; Waiver of Claims	73

11.23	Parent Guarantee	73

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2017, by and among LIGNETICS OF NEW ENGLAND, INC., a Delaware corporation (“Buyer”), LIGNETICS, INC., a Delaware corporation (“Buyer Guarantor”), NEW ENGLAND WOOD PELLET, LLC, a Delaware limited liability company (“NEWP”), SCHUYLER WOOD PELLET, LLC, a Delaware limited liability company and wholly owned Subsidiary of NEWP (“SWP”), DEPOSIT WOOD PELLET, LLC, a Delaware limited liability company and wholly owned Subsidiary of NEWP (“DWP” and collectively with NEWP and SWP, “Sellers” and with each of Sellers also individually being referred to herein as a “Seller”), NEWP, as Sellers’ Representative (“Sellers’ Representative”) and RENTECH, INC., a Colorado corporation (“Parent”). Buyer, Buyer Guarantor, Sellers, Sellers’ Representative and Parent are each sometimes referred to herein individually as a “Party” and are collectively referred to herein as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below.

RECITALS

A. Sellers are engaged in the Business.

B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Purchased Assets, and Sellers desire Buyer to assume, and Buyer is willing to assume from Sellers, the Assumed Liabilities, all in accordance with the terms and subject to the conditions set forth in this Agreement.

C. The respective boards of directors or comparable governance bodies of Sellers and Buyer have approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

D. Buyer and Sellers desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” means an indication of interest, offer or proposal for the sale, lease, exchange or other disposition of any material portion of any of Sellers’ assets (including without limitation the Purchased Assets) or of any shares of capital stock or other equity securities of any of Sellers or any merger, consolidation, liquidation, recapitalization, business combination or similar transaction involving any of Sellers in a single transaction or series of related transactions (other than (a) the transactions provided for in this Agreement, (b) the sale of assets in the Ordinary Course of Business, or (c) any merger, consolidation, liquidation, recapitalization, business combination or similar transaction involving all or substantially all of Parent and its Subsidiaries (taken as a whole), provided that in connection with any transaction described in this clause (c), Parent and Sellers shall remain, and shall cause any purchaser or transferee in such transaction to remain, responsible for all of Parent’s and Sellers’ obligations under this Agreement, including the obligation to consummate the Closing subject to the terms and conditions of this Agreement).

“Action” means any claim, demand, action, suit, arbitration, investigation or similar proceeding before a Governmental Body.

“Adjustment Escrow Amount” means $500,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning given to such term in the Preamble.

“Allegheny Air Matter” has the meaning given in Section 7.7.

“Allegheny Facility” has the meaning given in Section 7.7.

“Allegheny Order” has the meaning given in Section 7.7.

“Allocation” has the meaning given in Section 2.12.

“Alternative Financing” has the meaning given in Section 6.4(d).

“Alternative Bindable Environmental Quote” has the meaning given in Section 6.10(c).

“Alternative Bindable RW Quote” has the meaning given in Section 6.9(b)(iii).

“Alternative Transaction” means the sale, lease, exchange or other disposition of any material portion of any of Sellers’ assets or of any shares of capital stock or other equity securities of any of Sellers or any merger, consolidation, liquidation, recapitalization, business combination or similar transaction involving any of Sellers (other than (a) the transactions provided for in this Agreement, (b) the sale of assets in the Ordinary Course of Business, or (c) any merger, consolidation, liquidation, recapitalization, business combination or similar transaction involving all or substantially all of Parent and its Subsidiaries (taken as a whole), provided that in connection with any transaction described in this clause (c), Parent and Sellers shall remain, and shall cause any purchaser or transferee in such transaction to remain, responsible for all of Parent’s and Sellers’ obligations under this Agreement).

“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Deeds and the Transition Services Agreement.

“Assigned Contracts” has the meaning given to such term in Section 2.1(b)(vi).

“Assigned Intellectual Property” means, collectively, any and all Intellectual Property Rights owned by Sellers (including Sellers’ co-ownership interest in any such Intellectual Property Right with a third party) and primarily used or primarily held for use in connection with the Business, including: (a) all of the trademark registrations and trademark applications identified in Schedule 2.1(b)(i)-A, and the goodwill associated therewith; (b) all of the copyright registrations identified in Schedule 2.1(b)(i)-B; (c) all of the Internet domain names identified in Schedule 2.1(b)(i)-C; (d) all of the patents identified in Schedule 2.1(b)(i)-D; and (e) all of the QR codes identified in Schedule 2.1(b)(i)-E.

“Assigned IT Assets” has the meaning set forth in Section 2.1(b)(ii).

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement in substantially the form of Exhibit A attached hereto.

“Assumed Liabilities” has the meaning given to such term in Section 2.3(a).

“Assumed Plans” shall mean each Sellers’ Benefit Plan set forth on Schedule 7.2(b).

“Bankruptcy Code” has the meaning given to such term in Section 6.8.

“Bankruptcy Court” has the meaning given to such term in Section 6.8.

“Base Consideration” means $33,000,000.

“Bill of Sale” means that certain Bill of Sale in substantially the form of Exhibit B attached hereto.

“Bindable RW Quote” has the meaning given such term in Section 6.9(b).

“Business” means any business of Sellers as now conducted and as presently contemplated to be conducted by such Sellers, including without limitation, manufacturing and selling compressed wood pellets and sawdust products for use as a fuel source in residential and commercial wood pellet stoves and boilers. Notwithstanding anything to the contrary contained herein, “Business” shall not include the wood handling and chipping services business (including wood chipping mill operation, wood yard operations services, wood fibre processing services and wood chip sales) or the manufacture and sale in Canada of compressed wood pellets for use as a fuel source by industrial customers for power generation, in each case as presently conducted by Parent or its Subsidiaries (other than Sellers).

“Business Day” shall mean a day other than Saturday and Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

“Business Employee” means each employee of Sellers who provides services principally to the Business.

“Business Equipment” means all items of equipment, machinery, instruments, tools, furniture and furnishings, office materials and supplies and other tangible personal property assets used primarily in the conduct of the Business, including as listed in Schedule 2.1(b)(v).

“Business Intellectual Property” means the Assigned Intellectual Property and the In-Licensed Intellectual Property.

“Buyer” has the meaning given to such term in the Preamble.

“Buyer Benefit Plan” means any Plan maintained or sponsored by or required to be contributed to by Buyer or any of its Affiliates, including those required under applicable Law, whether now or hereafter established, in any case, that covers any Transferred Employee or in which any Transferred Employee participates or is eligible to participate.

“Buyer Guarantor” has the meaning given to such term in the Preamble.

“Closing” has the meaning set forth in Section 2.8(a).

“Closing Date” has the meaning set forth in Section 2.8(a).

“Closing Report” has the meaning given to such term in Section 2.7(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Competing Business” has the meaning given to such term in Section 7.5(b)(ii).

“Confidential Information” has the meaning given to such term in Section 10.1.

“Confidentiality Agreement” has the meaning given to such term in Section 10.1.

“Contract” means any written or oral agreement, contract or other legally binding instrument or undertaking of any nature, including any written license, sublicense, instrument, note, guaranty, commitment, deed, lease or purchase order.

“Contractor” means each individual service provider, independent contractor or consultant engaged by a Seller who is included on the list provided to Buyer from Sellers in accordance with Section 4.13(a).

“Current Assets” means the current assets included in the categories of current assets identified as “included” on Schedule 1.1(a), in each case determined in accordance with the methodologies and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP, but in all events calculated in the manner set forth in Schedule 1.1(a).

“Current Liabilities” means the current liabilities included in the categories of current liabilities identified as “included” on Schedule 1.1(a), in each case determined in accordance with the methodologies and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP, but in all events calculated in the manner set forth in Schedule 1.1(a).

“Debt Commitment Letter” has the meaning given to such term in Section 6.4(b).

“Debt Financing” has the meaning given to such term in Section 6.4(b).

“Debt Financing Sources” means, collectively, the Lenders and GBL.

“Deeds” means those certain deeds for each parcel of the Owned Real Property to be executed and delivered at the Closing by each Seller that owns a specific parcel of Owned Real Property in form reasonably acceptable to Buyer and Sellers’ Representative but in all events sufficient for the issuance of the title policies required under Section 2.8(b)(ii)(A).

“Deferred Adjustment Amount” has the meaning given to such term in Section 2.6.

“Determination Date” has the meaning given to such term in Section 2.7(d).

“Disclosure Schedules” has the meaning given to such term in ARTICLE IV.

“Domain Name Assignment Agreement” means that certain Domain Name Assignment Agreement in substantially the form of Exhibit C attached hereto.

“Effective Time” has the meaning set forth in Section 2.8(a).

“End Date” has the meaning given to such term in Section 9.1(b).

“Environmental Attributes” means any emissions and renewable energy credits, emissions offsets and allowances or emission reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other applicable federal, state or regional emission, renewable energy or energy conservation trading or budget program that, as of the date of this Agreement and through the Closing Date, are held by Sellers for the development, construction, ownership, lease, operation, use or maintenance of the Business or Business Equipment by Sellers or have been allocated to Sellers for future years for which allocations have been established and are in effect as of the date of this Agreement and through the Closing Date.

“Environmental Claim” means any Action, Order of a Governmental Body, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Insurance Policy” means a pollution legal liability environmental insurance policy obtained by Buyer with respect to the Business, Owned Real Property, or Leased Real Property, and in form reasonably acceptable to Buyer.

“Environmental Laws” means all applicable laws, rules and regulations promulgated by any Governmental Body which prohibit, regulate or control any Hazardous Material, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Clean Water Act, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Environmental Notice” means any written directive, notice of violation or infraction, in each case, issued by a Governmental Body or written notice by any Person, in each case, respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any approval, Permit, license or consent required to be obtained from any Governmental Body under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included any Seller or any of their Subsidiaries.

“Escrow Account” has the meaning given to such term in Section 2.5.

“Escrow Agent” has the meaning given to such term in Section 2.5.

“Escrow Agreement” has the meaning given to such term in Section 2.5.

“Escrow Amount” means the Adjustment Escrow Amount plus the Special Indemnity Escrow Amount.

“Estimated Initial Purchase Price” has the meaning given to such term in Section 2.6.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Liabilities” has the meaning given to such term in Section 2.4.

“Expense Reimbursement” has the meaning given to such term in Section 9.2(b).

“Final Closing Report” has the meaning given to such term in Section 2.7(b).

“Final Initial Purchase Price” has the meaning given to such term in Section 2.7(b).

“Final Net Working Capital” has the meaning given to such term in Section 2.7(b).

“Financial Statements” has the meaning given to such term in Section 4.5(a).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, consistently applied.

“General Enforceability Exceptions” has the meaning given to such term in Section 4.2.

“GBL” means Gladstone Business Loan, LLC, a Delaware limited liability company that will provide subordinated credit in connection with the Debt Financing.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Material” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“In-Licensed Intellectual Property” means all Intellectual Property Rights (other than Off-the-Shelf Software) that are owned by third parties and licensed to Sellers and used primarily or held for use primarily by Sellers in connection with the Business.

“Indebtedness” of any Person means all obligations of such Person, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than customer deposits and trade payables or accruals received or incurred in the Ordinary Course of Business), (d) under all letters of credit (including standby and commercial) to the extent drawn, bankers’ acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (e) under any hedging Contract, (f) indebtedness secured by a Lien on property owned or being purchased by such Person, (g) under capital leases and purchase money obligations, (h) for any accrued and unpaid interest on, and any prepayment premiums, penalties or similar charges in respect of, any of the foregoing obligations and (i) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person. Notwithstanding the foregoing, “Indebtedness” does not include any Current Liability or Transaction Expense.

“Initial Purchase Price” is an amount equal to (i) the Base Consideration, plus (ii) the amount, if any, by which Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount, if any, by which Net Working Capital is less than the Target Net Working Capital, minus (iv) the Escrow Amount, minus (v) the costs and expenses related to the R&W Insurance Policy to be paid by Sellers pursuant to pursuant to Section 6.9(b)(iv), minus (vi) half of Buyer’s costs and expenses related to the procurement of the Environmental Insurance Policy to be paid by Sellers pursuant to Section 6.10(d).

“Intellectual Property Rights” means and includes all rights of the following types, to the extent protected under the laws of any jurisdiction worldwide: (a) patents and patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof (this clause (a), “Patents”); (b) trademarks, service marks, trade names, corporate names, logos, slogans, trade dress, design rights, or other similar designations of source or origin and registrations and applications to register trademarks or service marks, together with all goodwill associated therewith (this clause (b), “Trademarks”); (c) copyrights and copyright registrations, copyrightable subject matter, original works of authorship, any intellectual property rights in Technology (not otherwise referenced in this definition) and applications for copyright registration; (d) (x) trade secrets and (y) know-how, inventions, methods and processes (whether or not patentable) and confidential or proprietary information (including any business plans, designs, technical data, invention disclosures, customer lists and data, financial information, pricing and cost information, bills of material, or other similar information) (this clause (d), “Trade Secrets”); (e) Internet domain name registrations; (f) mask work rights; and (g) rights in databases and data collections (including knowledge databases).

“Inventory” means all inventory of the Business owned or controlled by, or in the possession of, Sellers, including raw materials, work-in-process and finished goods, and all interests therein.

“Knowledge” of Sellers means the actual knowledge of Mark Wilson, Chief Executive Officer, Adam Charron, Process Engineer, Lori Connolly, Finance Manager, and Judy Gessner, Chief Operating Officer, after due inquiry.

“Law” means any applicable law, statute, rule, regulation, ordinance, order, judgment, decree or other pronouncement enacted by any Governmental Body.

“Latest Balance Sheet” has the meaning given to such term in Section 4.5(a).

“Lease” has the meaning given to such term in Section 4.9(b).

“Leased Real Property” has the meaning given to such term in Section 4.9(b).

“Lenders” means the several lenders that will provide senior secured credit in connection with the Debt Financing.

“Liability” means any Indebtedness, obligation or other liability of a Person (whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future).

“Lien” means any mortgage, pledge, lien, charge, security interest, lease, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort. For the avoidance of doubt, Liens shall not include non-exclusive licenses of Intellectual Property Rights and equipment leases (other than equipment leases that under GAAP are capital leases) entered into in the Ordinary Course of Business.

“Loss(es)” means any loss, claim, obligation, deficiency, demand, Order, damage (including incidental, consequential and punitive damages), penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, encumbrance, diminution of value, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“M&A Qualified Beneficiaries” has the meaning given to such term in Section 7.2(h).

“Material Adverse Effect” means with respect to the Purchased Assets or the Business, any change, circumstance, event or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the assets, liabilities, condition (financial or otherwise) or results of operations of the Purchased Assets and the Business (taken as a whole) or (b) the ability of Sellers to consummate the transaction contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any change, circumstance, event or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) seasonal fluctuations in the Business; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a Seller and the Business; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; or (xi) the commencement of a bankruptcy case under the Bankruptcy Code involving Parent or any of its Affiliates (other than Sellers), except, in the case of clauses (i), (ii), (iii), (iv) and (vii), to the extent such changes, circumstances, events or effects materially and disproportionately impact the Business (as compared to other businesses in the same industry).

“Net Sales” means the sales of the Business (net of discounts, rebates and returns) determined in accordance with methodologies and principles used in the preparation of the Financial Statements, to the extent consistent with GAAP.

“Net Working Capital” means, as of the close of business on the date prior to the Closing Date, (i) the Current Assets less (ii) the Current Liabilities.

“Neutral Accountant” has the meaning given to such term in Section 2.7(b).

“Non-Assignable Asset” has the meaning given to such term in Section 2.10(a).

“Off-the-Shelf Software” means Contracts with respect to licenses for off-the-shelf, commercially available Software.

“Order” means any writ, judgment, decree, injunction, ruling, administrative order, directive or similar order or directive of any Governmental Body.

“Ordinary Course of Business” means an action taken or not taken with respect to the Business that is consistent with past practices of Sellers with respect to the Business during the twelve (12) months prior to the date hereof (including with respect to quantity, nature, magnitude and frequency) and is taken in the ordinary course of the normal day-to-day operations of the Business.

“Owned Real Property” has the meaning given to such term in Section 4.9(a)(i).

“PA DEP” has the meaning given to such term in Section 7.7.

“Party(ies)” has the meaning given to such term in the Preamble.

“Patent Assignment Agreement” means that certain Patent Assignment Agreement in substantially the form of Exhibit D attached hereto.

“Permit” means a license, permit, authorization, registration, certificate, approval, consent, franchise, variance, exemption, order or similar right obtained from any Governmental Body. For the avoidance of doubt, Permit does not include Intellectual Property Rights or any of the foregoing related thereto.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by Sellers; (b) mechanics’, carriers’, workers’, repairers’, vendors’, suppliers’ and similar statutory Liens for amounts incurred in the Ordinary Course of Business and which are not delinquent or the validity or amount of which is being contested in good faith by Sellers; (c) any Lien arising out of the Transactions or imposed by the Ancillary Agreements; (d) with respect to

Owned Real Property and Leased Real Property, (i) any Liens set forth in the title policies, endorsements, title commitments, title certificates, and/or title reports listed on Schedule 1.1(b) and (ii) applicable zoning, building and other similar restrictions; and (f) Liens that will be released or terminated prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, trust, estate, business trust, association, unincorporated organization or any other entity or organization (whether or not a legal entity), including any Governmental Body.

“Personal Information” shall mean any information that is (a) regulated or protected by one or more applicable privacy, data security and/or data protection laws and/or regulations enacted by a Governmental Body or (b) that identifies or would reasonably be expected to be able to be used identify an identifiable natural person, including unique device or browser identifiers, names, addresses, telephone numbers, email addresses, and social security numbers.

“Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other U.S. or foreign plan, arrangement or policy providing for any commission, equity or equity-based compensation, incentive compensation, deferred compensation, retirement, pension, severance, disability, welfare, vacation or other employee benefits.

“Plan Confirmation Motion” has the meaning given to such term in Section 6.8.

“Plan Confirmation Order” means the Order by the Bankruptcy Court approving the Plan Confirmation Motion.

“Plan Approval” has the meaning given in Section 7.7.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Provider” has the meaning given to such term in Section 10.1.

“Purchase Price” has the meaning given to such term in Section 2.5.

“Purchased Assets” has the meaning given to such term in Section 2.1(b).

“Receiver” has the meaning given to such term in Section 10.1.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

“Restricted Area” has the meaning given to such term in Section 7.5(b)(ii).

“Restricted Period” has the meaning given to such term in Section 7.5(b)(i).

“Review Period” has the meaning given to such term in Section 2.7(b).

“R&W Insurance Policy” means a buy-side representation and warranty insurance policy and a separate contingent liability policy covering losses resulting from a breach of the representations and warranties set forth in Section 4.2, which (a) has coverage of no less than $4,125,000 (and in the case of the contingent liability policy of no less than $5,000,000), (b) provides that the insurer(s) thereunder shall have no right of subrogation or contribution against Sellers’ Representative, any Seller, any Affiliate thereof, or any Representative of any of the foregoing, except in the case of actual and intentional fraud in connection with the Transaction by such Person, and (c) provides that no insured under the R&W Insurance Policy may amend, modify, revise, or otherwise waive the R&W Insurance Policy or any term thereof in any manner that would reasonably be expected to grant to the insurer(s) thereunder subrogation rights broader than described in clause (b) above.

“RW Non-Binding Indication” has the meaning given such term in Section 6.9(a).

“Sellers” has the meaning given to such term in the Preamble.

“Sellers’ Benefit Plans” has the meaning given to such term in Section 4.13(b).

“Sellers’ Privacy Policies” has the meaning given to such term in Section 4.11(f).

“Sellers’ Representative” has the meaning given to such term in the Preamble.

“Selling Group” has the meaning given to such term in Section 7.2(h).

“Significant Contracts” has the meaning given to such term in Section 4.12.

“Software” means any computer program, firmware or software code of any nature, including all executable code and source code, together with any related technical documentation, including any development tools, developers’ kits, technical manuals and user manuals, regardless of medium of storage or recordation.

“Special Indemnity Escrow Amount” means $250,000.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association or other entity controlled by such Person, directly or indirectly, through one or more intermediaries where, for purposes of this definition, “control” means ownership of outstanding stock or other voting securities of an entity possessing more than fifty percent (50%) of the voting power of all outstanding voting securities of such entity.

“Target Net Working Capital” means $7,000,000.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax(es)” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by Contract or otherwise.

“Technology” means tangible embodiments of Intellectual Property Rights, including any algorithms, application program interfaces, Software, assembly methods and designs, network configurations and architecture, test data and reports, technical data and reports and all other forms of technical information. Technology shall not include any Intellectual Property Rights.

“Termination Fee” has the meaning given to such term in Section 9.2(b).

“Top Customers” has the meaning given to such term in Section 4.16.

“Top Suppliers” has the meaning given to such term in Section 4.16.

“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement in substantially the form of Exhibit E attached hereto.

“Transaction Expenses” has the meaning given to such term in Section 7.4.

“Transactions” means the transactions contemplated by and which are the subject matter of this Agreement and of the Ancillary Agreements.

“Transfer Taxes” has the meaning given to such term in Section 2.9(a).

“Transferred Employees” means any Business Employee who accepts an offer of employment from Buyer or any of its Affiliates in accordance with the terms set forth in Section 7.2.

“Transition Services Agreement” means that certain Transition Services Agreement in substantially the form of Exhibit F attached hereto.

“TRC” has the meaning given in Section 7.7.

“Vehicles” has the meaning given to such term in Section 2.1(b)(xv).

“Warranted Taxes” has the meaning given to such term in Section 4.8(a).

ARTICLE II.

PURCHASE AND SALE OF PURCHASED ASSETS;

ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Purchased Assets.

(a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and except as set forth in Section 2.10, at the Closing, Buyer shall purchase, acquire and accept from Sellers, and Sellers shall sell, convey, transfer, assign and deliver to Buyer, all of Sellers’ right, title and interest in, to and under, as of the Closing Date, the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(b) Purchased Assets Defined. For all purposes of and under this Agreement, the term “Purchased Assets” shall mean, refer to and include all tangible and intangible assets, properties and rights (but specifically excluding the Excluded Assets) of Sellers that are primarily related to, primarily used, or primarily held for use in connection with the Business (except, in each case, to the extent specifically set forth otherwise below), including (without duplication):

(i) all Assigned Intellectual Property, together with all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any Assigned Intellectual Property;

(ii) (A) any Technology that is owned by Sellers and is primarily used or primarily held for use in connection with the Business, and (B) any information technology assets, systems, and networks that are owned by Sellers, are tangible, and are primarily used or primarily held for use in connection with the Business (this clause (B), collectively, the “Assigned IT Assets”);

(iii) all Inventory to the extent used or held for use in connection with the Business;

(iv) all marketing, sales, instructional, training and technical literature and documentation to the extent primarily related to the Business;

(v) the Business Equipment;

(vi) subject to Section 2.10, all rights of Sellers in, to or under (A) all Contracts primarily used or primarily held for use in connection with the Business, including the Significant Contracts, all Contracts that were required to have been set forth on Schedule 4.12 of the Disclosure Schedules, but were not, and all Contracts relating to In-Licensed Intellectual Property and (B) those Contracts set forth on Schedule 2.1(b)(vi), but excluding the Contracts set forth on Schedule 2.2 (collectively, the “Assigned Contracts”);

(vii) all books and records of Sellers primarily used in or otherwise primarily relating to the Business; provided that, notwithstanding anything to the contrary in this Agreement, neither Sellers nor any of their Affiliates shall be required to disclose any information to Buyer or any of its Affiliates or Representatives if such disclosure would reasonably be expected to contravene any applicable Law or violate any attorney-client privilege, provided that Sellers shall use commercially reasonable efforts to provide such information without causing contravention of such Law or violation of such privilege;

(viii) all Permits (including applications therefor) used in or related to the conduct of the Business to the extent such Permits may be transferred by Sellers to Buyer under applicable Law and by the terms of such Permits;

(ix) except as set provided in Section 2.2(e), all prepaid expenses to the extent related to the Business arising from cash payments made prior to the Closing Date for goods and services where such goods or services have not been received as of the Closing Date;

(x) all assets set aside or in trust (including any rabbi trust or similar funding vehicle) to fund any Assumed Plan;

(xi) all causes of action, claims, demands, deposits, prepaid expenses, warranties, guarantees, refunds, rights of recovery, rights or set off and other rights and privileges against third parties whether liquidated or unliquidated, fixed or contingent, choate or inchoate that relate to events or breaches which relate primarily to the Purchased Assets;

(xii) all accounts and notes receivable of the Business;

(xiii) all the goodwill associated with the Business;

(xiv) all the Owned Real Property, together with the improvements thereto and fixtures thereon;

(xv) all motor vehicles, trailers and similar rolling stock used primarily in the Business, including as described on Schedule 2.1(b)(xv), to the extent owned or leased by Sellers or any of their Affiliates as of the Effective Time (collectively, the “Vehicles”);

(xvi) all Environmental Attributes set forth on Schedule 4.15(k) of the Disclosure Schedules, to the extent such Environmental Attributes may be transferred to Buyer under applicable Law;

(xvii) all Current Assets to the extent included in the determination of Final Net Working Capital; and

(xviii) all of the assets, properties and rights set forth in Schedule 2.1(b)(xviii).

2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2.1 or elsewhere in this Agreement, Buyer expressly acknowledges and agrees that it is not purchasing or acquiring, and Sellers are not selling, assigning, transferring or conveying, any of Sellers’ right, title or interest in, to or under any of the following assets, properties or rights of Sellers or any of their Affiliates:

(a) any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion of a Tax period) that ends on or before the Closing Date;

(b) the membership interests or other equity interests of Sellers;

(c) any cash and cash equivalents to the extent related to the Business; and

(d) all assets associated with any Sellers’ Benefit Plan that is not an Assumed Plan;

(e) prepaid assets relating to prepaid insurance premiums and prepaid Taxes; and

(f) all of the assets, properties and rights set forth in Schedule 2.2 (collectively, the “Excluded Assets”).

2.3 Assumption of the Assumed Liabilities.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume from Sellers and agree to pay, perform, satisfy and discharge when due, and Sellers shall irrevocably convey, transfer and assign to Buyer only those Liabilities of Sellers set forth below (the “Assumed Liabilities”):

(i) all of Sellers’ Liabilities arising under the Assigned Contracts on or after the Closing, but excluding any Liabilities arising from breaches of any Assigned Contract by Sellers prior to the Closing;

(ii) all Liabilities of the Business arising out of or relating to warranty, return, exchange, rebate and credit obligations in respect of services provided or products sold, to the extent reserved against in the Latest Balance Sheet or included in the determination of Final Net Working Capital;

(iii) all Current Liabilities to the extent included in the determination of Final Net Working Capital;

(iv) (A) all of Sellers’ Liabilities arising on or after January 1, 2018 under any Assumed Plan, (B) all Liabilities relating to compensation, employee benefits or other arrangements providing compensation, benefits or insurance to any Transferred Employee arising after the Closing Date, (C) all Liabilities for accrued but unused vacation, sick and paid time off of the Transferred Employees through the Closing in accordance with Section 7.2, and (D) all other Liabilities that Buyer and/or any of its Affiliates are expressly required to assume under Section 7.2, in each case of clauses (B) through (D), only to the extent such Liabilities are (i) accrued but unpaid or unsatisfied as of the Closing and set forth on the Latest Balance Sheet, or (ii) included in the determination of Final Net Working Capital.

(v) all Liabilities arising from Property Taxes to the extent specifically allocated to Buyer pursuant to Section 7.3(a);

(vi) all Liabilities for environmental matters solely to the extent arising or resulting from or contributed to or exacerbated by the operation of the Business by Buyer or any of its Affiliates after the Closing;

(vii) all Liabilities to customers (excluding, for the avoidance of doubt, any customer rebates, which are the subject of Section 2.3(a)(ii)) under purchase orders for products of the Business which are Assigned Contracts and at the Closing have not yet been provided; and

(viii) all of the Liabilities set forth in Schedule 2.3(a)(viii).

(b) For the avoidance of doubt, if the amount of any Liabilities included in any of Sections 2.3(a)(i) through 2.3(a)(viii) above is also included in one or more of the other of Sections 2.3(a)(i) through 2.3(a)(viii) above, such amount will not be double-counted for purposes of determining the aggregate amount of Assumed Liabilities.

2.4 Excluded Liabilities.

(a) Notwithstanding anything to the contrary set forth in this Section 2.4 or elsewhere in this Agreement, and without limiting the provisions of Section 2.3, Buyer shall not assume and shall not be responsible to pay, perform, satisfy or discharge any Liabilities of Sellers, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, all of the following Liabilities shall be Excluded Liabilities:

(i) all Liabilities of Sellers relating to or arising out of any of the Excluded Assets;

(ii) any and all Liabilities relating to any Contracts that are not Assigned Contracts;

(iii) any Liabilities arising from breaches of any Assigned Contract by Sellers prior to the Closing;

(iv) all Liabilities for or in respect of Indebtedness;

(v) all Liabilities under any Sellers’ Benefit Plan (other than any Assumed Plan), including without limitation any claim or occurrence incurred prior to the Closing, other than as expressly provided under Section 7.2;

(vi) (A) subject to Section 2.3(a)(iii), all Liabilities arising out of, related to or in connection with the employment or service with, or termination of employment or service of any employee, consultant or other service provider of, Sellers or any of their Affiliates, other as expressly provided under Section 7.2; (B) all Liabilities for the payment of severance to any Business Employee under any Contract existing on or prior to the Closing Date upon a termination of such Business Employee’s employment prior to, on or after the Closing (other than any Liabilities arising under any agreement entered into with Buyer or any of its Affiliates), or (C) all Liabilities for the payment of any change in control or transaction bonus to any Business Employee or other individual resulting from the consummation of the Transactions (other than any Liabilities arising under any agreement entered into with Buyer or any of its Affiliates);

(vii) all Liabilities of Sellers or any Affiliate of Sellers for Taxes and all Liabilities for Taxes attributable to the Business or the Purchased Assets for any Pre-Closing Tax Periods (other than as set forth in Section 2.3(a)(v));

(viii) all Liabilities of Sellers or any Affiliate of Sellers under this Agreement or any Ancillary Agreements or under any other certificate, instrument or other agreement entered into in connection with the Transactions (including without limitation Liabilities for breach thereof by Sellers or any Affiliate of Sellers);

(ix) all Liabilities set forth in Schedule 2.4(a)(ix);

(x) all Liabilities related to categories of current liabilities indicated as “excluded” on Schedule 1.1(a);

(xi) all Liabilities for environmental matters solely to the extent arising or resulting from or contributed to or exacerbated by the operation of the Business by Sellers or any of their Affiliates before the Closing; and

(xii) any Liabilities (A) related to any violation of Law or any Action by any Governmental Body, (B) related to any Taxes other than as set forth in Section 2.3(a)(v), and (C) related to any breach of this Agreement or any Ancillary Agreement by Sellers.

(b) For the avoidance of doubt, if the amount of any Liabilities included in any of Sections 2.4(a)(i) through 2.4(a)(xii) above is also included in one or more of the other of Sections 2.4(a)(i) through 2.4(a)(xii) above, such amount will not be double-counted for purposes of determining the aggregate amount of Excluded Liabilities.

2.5 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in consideration for the sale, conveyance, transfer, assignment and delivery of the Purchased Assets pursuant to Section 2.1, Buyer shall (a) assume and agree to pay, perform, satisfy and discharge when due the Assumed Liabilities; (b) deposit the Escrow Amount into an escrow account (the “Escrow Account”) established pursuant to the terms and conditions of an escrow agreement, in the form attached hereto as Exhibit G (the “Escrow Agreement”), by and among Buyer, Sellers’ Representative and Texas Capital Bank, N.A., as escrow agent (the “Escrow Agent”); (c) pay directly to the creditors thereunder all Indebtedness of Sellers set forth on the statement delivered by Sellers’ Representative under Section 2.6; (d) pay to the insurers as applicable under the R&W Insurance Policy and the Environmental Insurance Policy the portions of the premiums therefor payable by Sellers under this Agreement at the Closing; (e) as directed by and for and on behalf of Sellers, any other Transaction Expenses incurred by Sellers and set forth on the statement delivered by Sellers’ Representative under Section 2.6; and (f) pay to Sellers and amount equal to the Estimated Initial Purchase Price less the aggregate amount of the payments described in clauses (c) and (e) above (without duplication), in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers’ Representative. The Initial Purchase Price, as adjusted by Section 2.7, and any portion of the Escrow Amount released to Sellers in accordance with Sections 2.7 or 7.7 shall be referred to in this Agreement as the “Purchase Price”.

2.6 Estimated Initial Purchase Price. Not less than three (3) Business Days before the anticipated Closing Date, Sellers’ Representative shall deliver to Buyer (x) a written statement setting forth Sellers’ good faith calculation in reasonable detail of their estimate of Net Working Capital, and the Initial Purchase Price, which estimate of the Initial Purchase Price shall be reasonably acceptable to Buyer and shall be the amount to be paid by Buyer to Sellers at the Closing (the “Estimated Initial Purchase Price”) and (y) a written statement setting forth the amount of Indebtedness of Sellers and Sellers’ good faith calculation in reasonable detail of Transaction Expenses of Sellers as of Closing, which calculations shall be reasonably acceptable to Buyer and accompanied by invoices or payoff letters from the applicable payees. If Sellers’ estimate of Net Working Capital incorporated into its calculation of the Estimated Initial Purchase Price is more than $7,200,000, Buyer will pay any additional increase in the Estimated Initial Purchase Price resulting from such Net Working Capital surplus (the “Deferred Adjustment Amount”) as follows:

(a) Buyer will pay 50% of the Deferred Adjustment Amount in cash at Closing; and

(b) Buyer will pay the remaining balance of the Deferred Adjustment Amount by paying to Sellers 25% of Buyer’s monthly Net Sales at the end of each full calendar month following the month in which the Closing occurs until such remaining balance of the Deferred Adjustment Amount has been paid in full (subject to any adjustment resulting from the final determination of the Final Initial Purchase Price pursuant to Section 2.7(b)), provided that the Deferred Adjustment Amount and (without duplication) any such Closing or monthly payments shall be reduced by the amount of any spoiled inventory in excess of the reserve for spoilage set forth on Schedule 1.1(a). Until the remaining balance of the Deferred Adjustment Amount has been paid in full in accordance with this Section 2.6(b), Buyer shall, within three (3) Business Days after the end of every calendar month ending after Closing, provide to Sellers’ Representative a statement setting forth Buyer’s Net Sales for such month. Buyer shall keep and maintain complete and accurate books and records relating to such monthly Net Sales in sufficient detail so as to enable verification and calculation of the payments due from Buyer to Sellers under this Section 2.6(b), Buyer shall permit such books and records to be examined by Sellers’ Representative to validate the calculation of the payments owed to Sellers pursuant to this Section 2.6(b). In the event of a dispute between Buyer and Sellers’ Representative regarding the calculation of Net Sales, such dispute will be promptly resolved by the Neutral Accountant, the cost of which shall be borne equally by Buyer and Seller.

2.7 Purchase Price Adjustment.

(a) Within ninety (90) days following the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a written statement (the “Closing Report”) setting forth a calculation in reasonable detail of Net Working Capital and the Initial Purchase Price. During the thirty (30) days after its receipt of the Closing Report, Sellers’ Representative shall have the right to inspect the work papers generated by Buyer in preparation of the Closing Report and shall have reasonable and prompt access, during normal business hours, to Sellers’ relevant personnel and to information, books and records of Sellers reasonably requested by Sellers’ Representative and relevant to any amounts in the Closing Report. To the extent reasonably practicable, all such information, books and records will be made available electronically.

(b) If Sellers’ Representative disputes any items in the Closing Report, Sellers’ Representative will within thirty (30) days after the delivery of the Closing Report (the “Review Period”) deliver written notice to Buyer of any objections thereto, which written notice will specify in reasonable detail the rationale for such disagreement and the amount in dispute. Buyer and Sellers’ Representative will attempt in good faith to reach an agreement as to any matters identified in such written notice as being in dispute. If Sellers’ Representative and Buyer fail to resolve all such matters in dispute within thirty (30) days after Sellers’ Representative’s delivery of such written notice to Buyer, then any matters identified in such written notice that remain in dispute will be finally and conclusively determined by Grant Thornton LLP, or if such firm is not available or able to perform the tasks contemplated hereunder, by an independent auditing firm of recognized national standing selected by Buyer and Sellers’ Representative, which firm is not the regular auditing firm of Buyer or Sellers or any of their Affiliates (the “Neutral Accountant”). Promptly, but no later than thirty (30) days after its acceptance of its appointment, the Neutral Accountant will determine (based on written presentations of Buyer and Sellers’ Representative and not by independent review; provided that the Neutral Accountant shall have the right (but not the obligation) to ask questions, and seek additional written presentations, of Buyer and Sellers’ Representative) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the final Closing Date Net Working Capital, which report will thereupon be conclusive and binding upon the Parties. In resolving any disputed item, the Neutral Accountant may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Sellers’ Representative, or less than the smallest value for such item claimed by Buyer or Sellers’ Representative. The fees and expenses of the Neutral Accountant will be allocated between Buyer and Sellers based upon the percentage which the portion of the disputed amount not awarded to each Party bears to the total amount of the total disputed matters as originally submitted to the Neutral Accountant. For example, if Sellers’ Representative claims that the Initial Purchase Price is $1,000 greater than the amount determined by Buyer and the Neutral Accountant awards $400 in favor of Sellers’ position, then 40% of the fees and expenses of the Neutral Accountant would be borne by Buyer and 60% of such fees and expenses would be borne by Sellers. If Sellers’ Representative fails to notify Buyer of any disputes within the Review Period, the Closing Report (including the calculation of Net Working Capital and the Initial Purchase Price reflected therein) will be conclusive and binding on the Parties upon the expiration of the Review Period. If Sellers’ Representative notifies Buyer of its agreement with any items in the calculation of Net Working Capital, such items will be conclusive and binding on the Parties immediately upon such notice. The Closing Report and the calculation of Net Working Capital and the Initial Purchase Price, as finally determined pursuant to this Section 2.7, will constitute the “Final Closing Report,” “Final Net Working Capital,” and “Final Initial Purchase Price,” respectively, for purposes of this Agreement. The date on which the Final Closing Report is finally determined in accordance with this Section 2.7 is hereinafter referred to as the “Determination Date.”

(c) If, after final determination of the Final Closing Report pursuant to this Section 2.7, the Estimated Initial Purchase Price is less than the Final Initial Purchase Price, then Buyer shall, within three (3) Business Days after the Determination Date, (i) make payment of such difference by wire transfer in immediately available funds to Sellers’ Representative for further distribution to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative, and (ii) issue joint written instructions with Sellers’ Representative to the Escrow Agent to pay the Adjustment Escrow Amount to Sellers’ Representative for further payment to Sellers. For avoidance of doubt, the requirement of any payment by Buyer pursuant to this Section 2.7(c) shall not affect the otherwise applicable payment of the Deferred Adjustment Amount pursuant to Section 2.6.

(d) If, after final determination of Final Closing Report pursuant to this Section 2.7, the Estimated Initial Purchase Price is greater than the Final Initial Purchase Price (a “Net Working Capital Deficit”) then:

(i) If the Net Working Capital Deficit is more than the Adjustment Escrow Amount, (x) Sellers shall issue joint written instructions with Buyer to the Escrow Agent to pay the entirety of the Adjustment Escrow Amount to Buyer, (y) Buyer shall set off any remaining amount of the Net Working Capital Deficit from the then unpaid Deferred Adjustment

Amount, and (z) if the remaining amount of the then unpaid Deferred Adjustment Amount is insufficient to pay any remaining amount of the Net Working Capital Deficit, Sellers shall, within three (3) Business Days after the Determination Date, payment such remaining amount by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer; and

(ii) If the Net Working Capital Deficit is less than the Adjustment Escrow Amount, Sellers shall issue joint written instructions with Buyer to the Escrow Agent to (x) pay the Net Working Capital Deficit amount to Buyer and (y) pay the remaining amount of the Adjustment Escrow Amount to Sellers’ Representative for further payment to Sellers.

2.8 Closing Transactions.

(a) Closing. The closing of the Transactions (the “Closing”) shall take place by the exchange of executed documents electronically (other than with respect to the Deeds required by Section 2.8(b)(ii)(B), for which Sellers shall deliver “wet” signed and notarized or acknowledged original copies to a title company or other filing agent as directed by Buyer via nationally recognized overnight courier) commencing at 9:00 a.m., Mountain Standard Time, on the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE III (other than those conditions that by their terms cannot be satisfied until the Closing) or on such other date as is mutually acceptable to Buyer and Sellers’ Representative. The date and time of the Closing are referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Standard Time, on the Closing Date (the “Effective Time”).

(b) Closing Deliveries.

(i) At the Closing, and simultaneously with the payment in full to Sellers of the Purchase Price pursuant to Section 2.5, Buyer shall deliver, or cause to be delivered, as applicable, to Sellers’ Representative:

(A) duly executed signature pages to, or duly executed copies of, each of the Ancillary Agreements;

(B) evidence that Buyer has delivered to its insurance broker, for release to the insurer under the R&W Insurance Policy as of the Closing, an instruction to bind the R&W Insurance Policy (in the form reviewed by Seller); and

(C) a certificate executed on behalf of Buyer by a duly authorized officer stating that the conditions set forth in Sections 3.3(a) and 3.3(b) have been satisfied.

(ii) At the Closing, Sellers shall deliver, or caused to be delivered, as applicable, to Buyer:

(A) applicable documents transferring all of the Purchased Assets to Buyer (including, in the case of all Vehicles, all applicable documents transferring title to Buyer);

(B) duly executed (and as applicable, notarized) signature pages to, or duly executed copies of, each of the Ancillary Agreements;

(C) payoff letters from the holders of the Indebtedness to be paid at Closing and reasonable documentation evidencing the release, or authorizing the release, of any Liens existing as of the Closing on any of the Purchased Assets (including the Liens set forth in Schedule 2.8(b)(ii)(C)), other than Permitted Liens;

(D) a duly executed non-foreign person affidavit in the form of Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) certifying Sellers’ non-foreign status;

(E) a certificate executed on behalf of Sellers by a duly authorized officer stating that the conditions set forth in Sections 3.2(a) and 3.2(b) have been satisfied;

(F) all documents, certificates, applications and filings, duly executed as applicable by Sellers, that are necessary to transfer or terminate the Permits as set forth on Schedule 2.8(b)(ii)(F); and

(G) the duly issued, final and non-appealable Plan Confirmation Order.

2.9 Taxes.

(a) Transfer Taxes. Sellers shall be responsible for the payment of all transfer, documentary, sales, use, value-added, real property transfer, stock transfer, gross receipts, excise, registration, recording, stamp duty or other similar Taxes or governmental fees (including penalties and interest) arising out of the sale and transfer of the Purchased Assets to Buyer pursuant to this Agreement (“Transfer Taxes”). Sellers shall file all necessary Tax Returns and other documentation with respect to such Taxes and, if required by applicable Law, Buyer shall join in the execution of any such Tax Returns or documentation. Sellers shall promptly provide a copy of such filed Tax Returns or other documentation to Buyer. Sellers and Buyer agree to use commercially reasonable efforts to mitigate Transfer Taxes that may apply.

(b) Bulk Transfer Laws. Buyer hereby waives compliance by Sellers and Sellers hereby waive compliance by Buyer with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

(c) Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law with respect to the making of such payment. Before making any such deduction or withholding, Buyer shall provide any party on behalf of which such deduction or withholding is proposed to be made with ten (10) days advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Buyer will cooperate with any reasonable request from such party to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and paid to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(d) Tax Returns. To the extent relevant or applicable to the Business or the Purchased Assets, each Party shall provide the other with such reasonable assistance as may reasonably be required in connection with the preparation of any Tax Return, and the conduct of any audit or other examination by any Governmental Body or in connection with judicial or administrative proceedings relating to any liability for Taxes.

2.10 Nontransferable Assets.

(a) To the extent that any Purchased Asset to be sold, conveyed, assigned, transferred, delivered to Buyer pursuant to this Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, is not capable of being sold, conveyed, assigned, transferred or delivered to Buyer hereunder without the approval, consent or waiver of any Person (other than a Party or a Party’s Affiliates) or if such sale, conveyance, assignment, transfer or delivery or attempted sale, conveyance, assignment, transfer or delivery would constitute a breach or trigger a termination right thereof or a violation of any Law or Order (each, a “Non-Assignable Asset”), then except as expressly otherwise provided herein, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery thereof, or an attempted sale, conveyance, assignment, transfer or delivery of such Non-Assignable Asset absent such approvals, consents or waivers which may be obtained after the Closing Date. If any such approval, consent or waiver is not obtained on or before the Closing (and until such approval, consent or waiver is obtained after the Closing), or if an attempted assignment of any such Purchased Asset to Buyer would be ineffective so that Buyer would not in fact receive all such Purchased Assets pursuant hereto, then Sellers and Buyer shall cooperate in a mutually agreeable arrangement and use commercially reasonable efforts to provide Buyer (to the extent permitted by applicable Law and not in breach or violation of the terms of any Contract binding on either of the Parties) with the benefits of such Non-Assignable Assets and corresponding Assumed Liabilities in accordance with this Agreement; provided however, that, nothing in this Section 2.10 is intended to modify any representation or warranty of Sellers under this Agreement.

(b) With respect to any Non-Assignable Asset that is not transferred and assigned to Buyer at the Closing pursuant to Section 2.10(a), then (i) Sellers shall continue to use commercially reasonable efforts to obtain the requisite consent and transfer and assign the Non-Assignable Asset to Buyer, and Buyer agrees to use commercially reasonable efforts to cooperate in connection with the same until the date that is four (4) months following the Closing Date, and (ii) Buyer and Sellers shall cooperate in a lawful (including to the extent permitted under the applicable Contract) and commercially reasonable arrangement designed to provide Buyer the obligations and benefits of each non-de minimis Non-Assignable Asset, including subcontracting, licensing, sublicensing, leasing or subleasing to Buyer any or all of Sellers’ rights and obligations with respect to such Non-Assignable Asset. In any such arrangement, Buyer will (x) bear the sole responsibility for completion of any work or provision of goods and services and (y) be solely entitled to all benefits thereof, economic or otherwise. Upon obtaining the requisite third party approvals, consents and waivers thereto, such Non-Assignable Asset promptly shall be transferred and assigned to Buyer hereunder, Buyer shall assume such Non-Assignable Asset and such Non-Assignable Asset shall be deemed to be a Purchased Asset for all purposes under this Agreement.

2.11 Taking of Necessary Action; Further Action. From time to time after the Closing Date, at the reasonable request of Buyer and at Buyer’s expense (but with no charge for time of Sellers’ personnel), Sellers shall use commercially reasonable efforts to execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, obligation under or interest in any or all of the Purchased Assets pursuant to this Agreement, to put Buyer in actual possession and operating control of such Purchased Assets as contemplated by this Agreement.

2.12 Allocation of Purchase Price. Sellers’ Representative and Buyer shall mutually agree on the final allocation of the sum of the Purchase Price (inclusive of the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate), after the determination of the Final Initial Purchase Price (the “Allocation”). Any subsequent adjustments to the sum of the Purchase Price and Assumed Liabilities shall be reflected by Buyer and Sellers’ Representative in the allocation hereunder in a manner consistent with Section 1060 of the Code and the regulations thereunder. If Sellers and Buyer are unable to mutually agree to a final allocation of the Purchase Price and Assumed Liabilities within 120 days after the determination of the Final Initial Purchase Price, such dispute shall be resolved promptly by the Neutral Accountant, the costs of which shall be borne equally by Buyer and Sellers. For all Tax Returns and reports (including IRS Form 8594), Buyer and Sellers agree to report the Transactions in a manner consistent with the allocation of the Purchase Price as agreed to by Buyer and Sellers’ Representative, and that none of them will take any position inconsistent therewith in any Tax Return (including any refund claim),provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Allocation. Sellers and Buyer shall cooperate in connection with the preparation, execution and filing with the Internal Revenue Service of all necessary information returns required by Section 1060 of the Code relating to the allocation of the consideration for the Purchased Assets.

ARTICLE III.

CONDITIONS TO CLOSING

3.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or fulfillment of the following conditions at the Closing:

(a) No Injunction. There shall be no effective injunction, writ or preliminary restraining order or any Order of any nature issued by a Governmental Body of competent jurisdiction to the effect that the Transactions may not be consummated as provided in this Agreement;

(b) No Action. No Action shall have been commenced for the purpose of obtaining any injunction, writ or preliminary restraining order with respect to, or seeking to collect any material damages alleged to arise from the Transactions or this Agreement;

(c) No Notice of Governmental Action. No written notice shall have been received from any Governmental Body indicating an intent to restrain, prevent, materially delay or restructure the Transactions; and

(d) Plan Confirmation Order. The Bankruptcy Court shall have entered the Plan Confirmation Order, and the Plan Confirmation Order shall have become final and non-appealable.

3.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions as of the Closing:

(a) Performance. Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing, provided that for purposes of this Section 3.2(a) as applied to Section 6.1(f), Section 6.1(g), and Section 6.1(o) only, the phrase “in all material respects” means that the covenants and agreements in Section 6.1(f), Section 6.1(g) and Section 6.1(o) have been performed except where the failure to so perform would not reasonably be expected to result in Losses, in the aggregate under any or all of the Sections referred to above in this Section 3.2(a), of more than $500,000 (not including Losses covered by insurance);

(b) Representations and Warranties. (i) The representations and warranties set forth in ARTICLE IV (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) in all material respects as of the Closing Date as though then made, and (ii) the representations and warranties set forth in ARTICLE IV that address matters as of particular dates shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) in all material respects as of such dates, provided that for purposes of this Section 3.2(b) only, the phrase “in all material respects” means that such representations and warranties are true and correct except where the failure of such representations and warranties to be true and correct would not reasonably be expected to result in Losses, in the aggregate under any or all of the Sections referred to above in this Section 3.2(b), of more than $500,000 (not including Losses covered by insurance);

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

(d) Closing Deliveries. Sellers shall have delivered the items required to be delivered by them pursuant to and in accordance with Section 2.8(b)(ii);

(e) Material Consents. Each of the consents set forth on Schedule 3.2(e) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect;

(f) Secretary’s Certificate. Sellers shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller (i) certifying that attached thereto are true and complete copies of all resolutions adopted by the managers and members of each Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each such Seller is a party, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions; (ii) attaching a good standing certificate (or its equivalent) for each Seller issued by the secretary of state or similar Governmental Body of the jurisdiction in which such Seller is organized in each case dated as of a date within 10 days before the Closing;

(g) Debt Financing. Buyer shall have obtained the Debt Financing to enable it to make payment of the Purchase Price and consummate the Transactions;

(h) Title Insurance. Buyer shall have obtained, effective at the Closing, one or more standard owner’s and lenders’ policies of title insurance covering all Owned Real Property, issued by an insurer and in an amount reasonably satisfactory to Buyer and its lenders and showing no exceptions to coverage other than (i) the exceptions shown on the title commitments obtained by Buyer prior to Closing, and (ii) Permitted Liens;

(i) R&W Insurance Policy. If Buyer has delivered to Sellers a Bindable RW Quote or Alternative Bindable RW Quote in accordance with Section 6.9(b), the R&W Insurance Policy as described therein shall continue to be bindable on terms and conditions not materially less favorable to Buyer than the terms and conditions of the Bindable RW Quote or Alternative Bindable RW Quote, as applicable, delivered to Seller’s Representative in accordance with Section 6.9(b) or otherwise has been bound by Buyer; provided that this Section 3.2(i) shall have no effect and shall not bear upon the obligation of Buyer to consummate the Transaction unless Buyer has fully performed all of its obligations with respect to the R&W Insurance Policy pursuant to Section 6.9; and

(j) Environmental Insurance Policy. If Buyer has delivered to Sellers a Bindable Environmental Quote or Alternative Bindable Environmental Quote in accordance with

Section 6.10, the Environmental Insurance Policy as described therein shall continue to be bindable on terms and conditions not materially less favorable to Buyer than the terms and conditions of the Bindable Environmental Quote or Alternative Bindable Environmental Quote, as applicable, delivered to Seller’s Representative in accordance with Section 6.10 or otherwise has been bound by Buyer; provided that this Section 3.2(j) shall have no effect and shall not bear upon the obligation of Buyer to consummate the Transaction unless Buyer has fully performed all of its obligations with respect to the Environmental Insurance Policy pursuant to Section 6.10.

If the Closing occurs, all closing conditions set forth in this Section 3.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer; provided that the foregoing shall not be deemed to waive or cure any breach of any representation, warranty or covenant by Sellers or otherwise alter in any way the rights and remedies of the Parties under this Agreement.

3.3 Conditions to Sellers’ Obligations. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or waiver by Sellers’ Representative in writing) of the following conditions as of the Closing:

(a) Performance. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(b) Representations and Warranties. (i) The representations and warranties set forth in ARTICLE V (other than those representations and warranties that address matters as of particular dates) shall be true and correct (without giving effect to any materiality qualification or exception contained therein) in all material respects as of the Closing Date as though then made, and (ii) the representations and warranties set forth in ARTICLE V that address matters as of particular dates shall be true and correct (without giving effect to any materiality qualification or exception contained therein) in all material respects as of such dates;

(c) Purchase Price. Buyer shall have made the payments in accordance with Section 2.5; and

(d) Closing Deliveries. Buyer shall have delivered the items required to be delivered by it pursuant to and in accordance with Section 2.8(b)(i).

If the Closing occurs, all closing conditions set forth in this Section 3.3 (other than Section 3.3(c)) which have not been fully satisfied as of the Closing shall be deemed to have been waived by Sellers; provided that the foregoing shall not be deemed to waive or cure any breach of any representation, warranty or covenant by Buyer or otherwise alter in any way the rights and remedies of the Parties under this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”), Sellers hereby represent and warrant to Buyer, as of the date hereof and as of the Closing, as follows:

4.1 Organization, Qualification, and Corporate Power. Sellers are each entities duly organized, validly existing and in good standing under the Laws of the state of their organization or incorporation set forth on Schedule 4.1 of the Disclosure Schedules. Sellers have all necessary entity power and authority to enter into this Agreement, each of the Ancillary Agreements to which Sellers are a party and all other agreements and instruments executed and delivered by Sellers pursuant to this Agreement, to sell, assign, convey, transfer and deliver all the Purchased Assets to Buyer in accordance with this Agreement and to carry out all of their other obligations under this Agreement, the Ancillary Agreements to which any of them is a party and such other agreements and instruments and to consummate the Transactions; provided, however, that the foregoing shall be subject to entry of the Plan Confirmation Order. Sellers are qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business by Sellers as now being conducted makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Authorization. The execution, delivery and performance by Sellers of this Agreement and each Ancillary Agreement to which Sellers are a party and the consummation of the Transactions have been duly authorized by all requisite limited liability company action on the part of Sellers and no other limited liability company proceedings on the part of Sellers are necessary to authorize the execution, delivery and performance of this Agreement or any Ancillary Agreement; provided, however, that the foregoing shall be subject to entry of the Plan Confirmation Order. This Agreement and the Ancillary Agreements to which Sellers are a party have been duly and validly executed by Sellers and, assuming the due authorization, execution and delivery thereof by Buyer and any other parties thereto, constitute the valid and legally binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms and conditions, except as such enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance or other equitable remedies (the “General Enforceability Exceptions”).

4.3 No Conflicts. Except as set forth on Schedule 4.3 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each Seller is a party and the consummation of the Transactions do not (a) upon entry of that Plan Confirmation Order, result in a violation of any Law or Order to which such Seller or any of the Purchased Assets is subject, (b) conflict with or result in a violation of any provision of the certificate of organization or incorporation, bylaws, limited liability company agreements or other charter or organizational documents of such Seller, (c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any

Assigned Contract or any published Sellers Privacy Policy, or (d) result in the imposition of any Lien (other than Permitted Liens) upon any of the Purchased Assets.

4.4 Consents. Other than the Plan Confirmation Order and as set forth on Schedule 4.4 of the Disclosure Schedules,, no consent, waiver, approval, authorization, Order, Permit or license from, or registration, declaration or filing with, or notice to, any Governmental Body is required by, or with respect to, Sellers in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Transactions, except where the failure to obtain any such consent, waiver, approval, authorization, Order, Permit or license, to deliver any such notice, or to make any such registration, declaration or filing, would not, individually or in the aggregate, be material to the Business or prevent or materially impede, interfere with or hinder, or would reasonably be expected to prevent or materially impede, interfere with or hinder, the consummation of the Transactions.

4.5 Financial Information; No Undisclosed Liabilities; Absence of Certain Changes.

(a) Attached as Schedule 4.5(a) to the Disclosure Schedules are (i) the audited consolidated balance sheet of Sellers and the Business and statement of income of Sellers and the Business for the fiscal years ended December 31, 2015 and 2016 and (ii) the unaudited consolidated balance sheet of Sellers and the Business and statement of income of Sellers and the Business for the eleven (11) month period ended November 30, 2017 (such financial statements, the “Financial Statements” and such balance sheet of the Business as of November 30, 2017, the “Latest Balance Sheet”). Except as set forth on Schedule 4.5(a) of the Disclosure Schedules, the Financial Statements present fairly in all material respects the financial condition and results of operations of Sellers and the Business as of the times and for the periods referred to therein and were derived from the books and records of Sellers.

(b) The books of account and other financial records of Sellers with respect to the Business have in all material respects been kept accurately in the Ordinary Course of Business consistent with applicable Laws and the transactions entered therein represent bona fide transactions. Sellers have established and maintain a system of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of Sellers and the Business are being executed and recorded timely, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements and (B) to maintain accountability for assets, (iii) the amount recorded for assets on the books and records of Sellers are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (iv) accounts, notes and other receivables and inventory are not recorded materially inaccurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. During the past three years, there has been no material change in any accounting controls, policies, principles, methods or practices, including any material change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Sellers with respect to the Business.

(c) Except as disclosed, reflected or reserved for on the Latest Balance Sheet, the Assumed Liabilities do not include any Liabilities except for Liabilities that were incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(d) Since December 31, 2016, (a) there has not occurred any Material Adverse Effect, (b) Sellers have conducted the Business in the Ordinary Course of Business and (c) Sellers have not taken any action that, if proposed to be taken after the date hereof, would require the consent of Buyer pursuant to Section 6.1.

(e) Schedule 4.5(e) of the Disclosure Schedules sets forth all of Sellers’ Indebtedness.

4.6 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by a Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid claims of a Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of Sellers, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of Sellers has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.7 Legal Compliance; Permits.

(a) With respect to its operation of the Business, Sellers are, as of the date hereof, and, during the past three years, have been in compliance in all material respects with all applicable Laws. During the past three years, Sellers have not received any written or, to the Knowledge of Sellers, other notice to the effect that a Governmental Body claimed or alleged that Sellers were not in compliance in all material respects with all Laws or Orders applicable to the Business or the Purchased Assets, and to the Knowledge of Sellers, Sellers are not, and at no time during the past three years have been, under investigation with respect to a material violation of any applicable Law in connection with the Business.

(b) Except as set forth in Schedule 4.7(b) of the Disclosure Schedules, Sellers have, and during the past three years have had, all material Permits necessary to conduct the Business as presently conducted by them. Except as set forth in Schedule 4.7(b) of the Disclosure Schedules, all such Permits are in full force and effect and no cancellation or suspension of any such Permit is pending or, to the Knowledge of Sellers, threatened, and during the past three years, Sellers have not received any written notice or, to the Knowledge of Sellers, other communication regarding any actual or alleged violation of or failure to comply with any term or requirement of any Permit or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Schedule 4.7(b) of the

Disclosure Schedules sets forth an accurate and complete list as of the date hereof of all material Permits necessary for the operation of the Business.

(c) The Business has not, during the past three years, made any sales to, or engaged in business activities with or for the benefit of, any Persons or countries that are subject to any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department, including any “Specially Designated Nationals and Blocked Persons”, in each case in a manner that violates any applicable Law.

(d) In connection with the operation of the Business, none of Sellers nor, to the Knowledge of Sellers, their respective directors, officers, managers or employees or any other Person acting for or on behalf of Sellers, has, directly or indirectly violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law.

4.8 Tax Matters.

(a) “Warranted Taxes” means all Taxes attributable to periods or portions of periods before the Closing (or otherwise relating to the ownership of the Purchased Assets or operation of the Business before the Closing) and/or Taxes due (on Tax Returns filed or otherwise) before the Closing, for which the failure to pay, the failure to file a Tax Return or the failure to otherwise comply with applicable Laws relating to such Taxes could either (i) cause a Lien to attach to any of the Purchased Assets or the Business or (ii) cause Buyer or any Affiliate of Buyer to become liable for any Taxes in relation thereto. For purposes of the definition of Warranted Taxes, the term “Buyer” shall include (x) any combined or consolidated tax group which includes Buyer and (y) any Affiliate of Buyer.

(b) Sellers have timely filed or caused to be timely filed (taking into account applicable extensions of time to file) all Tax Returns with respect to Warranted Taxes. All such Tax Returns are correct and complete in all material respects and all income and other Warranted Taxes (regardless of whether shown as due thereon) were paid in full when due. Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return.

(c) Sellers have not consented to extend the time in which any amount of Warranted Tax may be assessed or collected by any Governmental Body, which extension is still outstanding. No claim has ever been made in writing by any Governmental Body in a jurisdiction where Sellers do not file Tax Returns that Sellers may be subject to taxation in that jurisdiction by reason of Sellers’ conduct of the Business. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(d) Sellers have withheld and paid all Warranted Taxes required to have been withheld or paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, owners of Sellers or other Person.

(e) Sellers have not received any written notice of any pending audits, disputes, notices of deficiency, claims or other Action for or relating to any Warranted Taxes.

There is no dispute or claim concerning any Tax Liability of Sellers related to the Business or for Warranted Taxes claimed or raised by any Tax authority in writing.

(f) Sellers are not and have not been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(g) Sellers possess and have made available to Buyer valid exemption certificates from sales or use taxes for every state in which Purchased Assets are held for resale in the Ordinary Course of Business to establish the applicability of the resale or other applicable exemption in such states.

4.9 Real Property.

(a) Owned Real Property.

(i) Schedule 4.9(a)(i) of the Disclosure Schedules sets forth a complete and accurate description of all real property owned by Sellers and used in the Business (the “Owned Real Property”).

(ii) Schedule 4.9(a)(i) of the Disclosure Schedules sets forth for each parcel of Owned Real Property the name of the Seller that owns such parcel, and except as set forth on such Schedule, such Seller that owns each parcel has good and insurable fee simple title to such parcel of Owned Real Property. Except as set forth on Schedule 4.9(a)(ii) of the Disclosure Schedules, no Seller has granted any lease, license or other agreement granting to any Person any right to the use or occupancy of the Owned Real Property or any portion thereof. The Owned Real Property is not subject to any Liens (other than Permitted Liens).

(iii) No Seller has received notice of any unremedied violation of any, and the Owned Real Property and all improvements on the Owned Real Property and the operations therein conducted conform to and comply, in all material respects, with all (x) applicable health, fire, safety, zoning and building Laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and (y) covenants, easements, rights of way, licenses, or building or use restrictions, exceptions, encroachments, reservations or other impediments.

(iv) To Sellers’ Knowledge, the buildings, driveways and all other structures and improvements upon the Owned Real Property are all within the boundary lines of such property or have the benefit of valid, perpetual and non-terminable easements and there are no encroachments thereon that would materially affect the use thereof.

(v) No Company has received any currently effective notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property. All public utilities required for the operation of the Owned Real Property and necessary for the conduct of the business of each Seller, as applicable, on such Owned Real Property are, to Sellers’ Knowledge, properly operating.

(vi) No Seller has received written notice from an applicable Governmental Body of any pending or contemplated (x) rezoning, condemnation or similar proceeding affecting the Owned Real Property or (y) special assessment against the Owned Real Property.

(vii) Except as set forth on Schedule 4.9(a)(vii) of the Disclosure Schedules, each parcel of real property comprising any part of the Owned Real Property (x) is assessed as one or more separate Tax lots and no part of such property is part of a Tax lot which includes other property which is not a part of the Owned Real Property; and (y) is not subject to any purchase option, right of first refusal or first offer or other similar right. To Sellers’ Knowledge, no building or improvement located on the Owned Real Property is located inside of any designated 50-year flood zone.

(viii) The Owned Real Property and all buildings, structures, and improvements and fixtures located on the Owned Real Property (w) have been maintained in accordance with normal industry practice, (x) are in good operating condition and repair (subject to normal wear and tear), (y) to Sellers’ Knowledge, contain no structural defects and (z) are suitable for the purposes for which they are currently used. Except as set forth on Schedule 4.9(a)(viii) of the Disclosure Schedules, none of the buildings, structures or improvements situated on the Owned Real Property has been damaged by fire or other casualty, except for such damage as has been fully repaired and restored. To Sellers’ Knowledge, each of the buildings, structures and improvements situated on the Owned Real Property are located within the required setback, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(ix) To the extent in Sellers’ possession, true and complete copies (as in Sellers’ possession) of all existing policies of title insurance for all parcels of the Owned Real Property together with all surveys for all parcels of the Owned Real Property have been delivered to Buyer and are identified on Schedule 4.9(a)(ix) of the Disclosure Schedules.

(x) Access from public streets and provision for parking and loading/unloading at each parcel of the Owned Real Property (y) to Sellers’ Knowledge, conforms to all applicable Laws and (z) is adequate for the conduct of the business of each Seller, as applicable.

(xi) Other than the Owned Real Property, Sellers and their Affiliates do not own any real property that is used in the Business and have not entered into any contract to purchase or been granted any option to purchase any real property for use in the Business.

(b) Leased Real Property. Schedule 4.9(b) of the Disclosure Schedules sets forth a complete list, as of the date hereof, of all agreements, in each case as amended, modified and supplemented to date (each a “Lease”), pursuant to which any Seller or any of Affiliate of any Seller leases, subleases, licenses or otherwise uses or occupies (whether as tenant, subtenant or pursuant to any other occupancy arrangement) any real property and interests in real property in the operation of the Business (“Leased Real Property”) and sets forth the address, landlord and tenant for each Lease. Sellers have delivered to Buyer true and complete (as in Sellers’ possession) copies of the Leases, together with all amendments, modifications and supplements thereto. There are no licenses, subleases, occupancy or similar agreements to which any Seller is a party as sublandlord or licensor, relating to or affecting the Leased Real Property. To Sellers’ Knowledge, there are no physical conditions or defects on any part of the Leased Real Property which would materially impair or would be reasonably expected to materially impair the continued operation of the Business as presently conducted at each such property.

4.10 Title to Purchased Assets; Condition and Sufficiency of Assets.

(a) Sellers have good and valid title to, or a valid leasehold interest in, the Purchased Assets reflected in the Latest Balance Sheet or that were acquired after the date of the Latest Balance Sheet, free and clear of any Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 4.10(b) of the Disclosure Schedules, all of the tangible Purchased Assets (including without limitation the Business Equipment and the Assigned IT Assets) are in operating condition and repair (normal wear and tear excepted) in all material respects sufficient for the purposes for which they are currently used.

(c) Except as set forth on Schedule 4.10(b) of the Disclosure Schedules, the Inventories of the Business (including raw materials, supplies, work-in-process, finished goods and other materials): (i) are in good, merchantable and useable condition; (ii) have not been consigned to any third party; (iii) are except as otherwise set forth in Schedule 4.10(c) of the Disclosure Schedules, at facilities either owned or leased by Sellers; and (iv) are, in the case of finished goods, of a quality and quantity consistent with the Ordinary Course of Business.

(d) At the Closing, subject to Section 2.10 and assuming the receipt of all consents required to assign or transfer any applicable Assigned Contract or Permit, the property and assets (including Permits) included in the Purchased Assets constitute all of the property and assets (including Permits and Technology) necessary to permit Buyer to conduct the Business immediately following the Closing in substantially the same manner as it has been conducted by Sellers during the twelve (12) month period prior to the date of this Agreement.

4.11 Intellectual Property.

(a) Schedules 2.1(b)(i)-A, 2.1(b)(i)-B, 2.1(b)(i)-C, 2.1(b)(i)-D and 2.1(b)(i)-E to this Agreement together contain a complete and accurate list of all of the Assigned Intellectual Property that is issued or registered or subject to application for issuance of registration, including for each such item (i) the record owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending and (iii) the issuance, registration or application date and number of such item. Such Assigned Intellectual Property is subsisting, in effect and, to Sellers’ Knowledge, valid. Except as set forth on Schedule 4.11(a) of the Disclosure Schedules, Sellers are the sole and exclusive owners of all right, title and interest in and to the Assigned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth on Schedule 4.11(b) of the Disclosure Schedules, there is no Action pending against Sellers, or threatened during the past three years in a writing received by Sellers, (i) asserting the invalidity or unenforceability of, or challenging Sellers’ ownership of any Assigned Intellectual Property (excluding any such assertion made by a Governmental Body in connection with the ordinary course prosecution of any Intellectual Property Rights), (ii) inviting Sellers to take a license under any Intellectual Property Right of a third party in connection with the Business; or (iii) alleging that the operation or conduct of the Business conducted by Sellers infringes, misappropriates, or dilutes the Intellectual Property Rights of any Person. Except as set forth on Schedule 4.11(b) of the Disclosure Schedules, no Action is pending as of the date of this Agreement or has been threatened in writing during the past three years, by Sellers against any Person with respect to any Business Intellectual Property in connection with the operation of the Business.

(c) Except as set forth in Schedule 4.11(c) to the Disclosure Schedules, (i) the operation and conduct of the Business by Sellers do not infringe, misappropriate, or dilute, and have not during the past three years infringed, misappropriated, or diluted any Intellectual Property Rights of any third party; and (ii) to the Knowledge of Sellers, no Person is as of the date of this Agreement infringing, misappropriating, or diluting, nor has any third party during the past three years infringed, misappropriated, or diluted any of the Assigned Intellectual Property. Except as set forth in Schedule 4.11(c) to the Disclosure Schedules, subject to Section 2.10 and assuming the receipt of all consents required to assign or transfer any applicable Assigned Contract, and other than (1) Off-the-Shelf Software and (2) social media assets and Internet domain names, the Business Intellectual Property constitute all the Intellectual Property Rights used in the conduct of the Business as of the Closing and are sufficient to operate the Business immediately after the Closing as the Business is currently conducted.

(d) Sellers have taken commercially reasonable measures to protect the confidentiality of any confidential and proprietary information, including trade secrets, that constitute Assigned Intellectual Property.

(e) Sellers use commercially reasonable efforts to operate and maintain the Assigned IT Assets in a reasonable manner. Without limiting the foregoing, (i) Sellers have taken commercially reasonable steps and implemented commercially reasonable procedures designed to ensure the Assigned IT Assets are free from any “back door,” “time bomb,” “Trojan horse,” “virus,” “worm,” or “spyware” (as such terms are commonly understood in the software industry) or any other code intended to cause any unauthorized disrupting or disabling of the operation of, or provision of unauthorized access to, a computer system or network or other device on which such code is stored or installed, and (ii) Sellers have in effect disaster recovery plans for the Business and have taken commercially reasonable steps to safeguard the security and the integrity of the Assigned IT Assets. To the Knowledge of Sellers, there have not been during the past three years any unauthorized intrusions or breaches of security with respect to the Assigned IT Assets, other than as would not reasonably be expected to substantially and adversely impact the operations of the Business.

(f) Sellers’ privacy practices with respect to the collection, use and disclosure of any Personal Information of purchasers of the products of the Business and visitors to any website used in the conduct of the Business and owned or operated by Sellers conform (and at all times during the past three years have conformed) (i) in all material respects to applicable privacy, data protection and/or data security laws and regulations enacted by a Governmental Body and (ii) to its own published and internal privacy policies, terms of use and guidelines related to information privacy and security with respect to the Business (collectively, the “Sellers’ Privacy Policies”), including with respect to the collection, use, disposal, disclosure, maintenance and transmission of such Personal Information. Sellers take commercially reasonable measures designed to ensure that Personal Information collected by or on behalf of them with respect to the Business is protected against unauthorized access, use, or disclosure, other than as expressly described in the published Sellers’ Privacy Policies, and to Sellers’ Knowledge, during the past three years, there has been no unauthorized access, use, or disclosure of any such Personal Information by Sellers. There is no pending Action as of the date of this Agreement against Sellers, and Sellers have not received during the past three years any written inquiry or written complaint from, a regulatory authority in any jurisdiction from which Sellers have processed Personal Information, regarding any of their collection, use, storage, or disclosure of Personal Information with respect to the Business.

4.12 Contracts. Except as set forth on Schedule 4.12 of the Disclosure Schedules, as of the date hereof, no Assigned Contract falls under any of the following categories of Contracts:

(a) any Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any of the Purchased Assets;

(b) any lease or Contract under which any Seller, on behalf of the Business, is lessee of, or holds or operates any real property or tangible personal property owned by any other party, for which the annual rental payment exceeds $50,000;

(c) any lease or Contract under which any Seller, on behalf of the Business, is lessor of or permits any third party to hold or operate any real property or tangible personal property for which the annual rental payment exceeds $50,000;

(d) any partnership, joint venture, profit sharing or similar Contract to which any Seller or any Affiliate of any Seller is a party or is bound and which affects or relates, in whole or in part, to the Business or any of the Purchased Assets;

(e) any Contract that provides any customer of the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business, including Contracts containing “most favored nation” provisions;

(f) any Contract or group of related Contracts (other than Sellers’ Benefit Plans or purchase orders entered into in the Ordinary Course of Business) the performance of which involves consideration in excess of $50,000 per year in the aggregate and which cannot be canceled by the applicable Seller within thirty (30) days’ notice;

(g) any Contract to which any Governmental Body is a party;

(h) any Contract that materially restricts or prohibits the Business from freely engaging in business or competing with any Person or in any geographic area or during any period of time or where the Business is the beneficiary of an exclusive dealing or any similar exclusivity provision;

(i) any Contract that is or includes a settlement agreement;

(j) any Contract with a Top Customer or Top Supplier;

(k) any Contract that contains “take or pay” provisions;

(l) any Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which there are any ongoing rights or any Contract under which any Assigned Intellectual Property is licensed by any Seller to (or any Seller covenants not to assert against) a third party or a third party has licensed to or covenanted not to assert against any Seller any Intellectual Property Rights, other than (i) Off-the-Shelf Software or (ii) Contracts required to be disclosed on Schedule 4.11 of the Disclosure Schedule;

(m) any Contract providing for the development of any Assigned Intellectual Property in connection with or relating to the Business, independently or jointly, by or for Sellers, except for any Contract entered into between Sellers and their employees; or

(n) any Contract pursuant to which any Seller granted any Person any right or license to make, have made, manufacture, sell, offer to sell, resell or otherwise distribute any products produced by Sellers in the Business.

As used herein, the Contracts required to be listed in Schedule 4.12 of the Disclosure Schedules are collectively referred to herein as the “Significant Contracts”. Sellers have made available to Buyer a true and correct copy of all Significant Contracts, together with all written amendments, waivers or other changes thereto. With respect to each Significant Contract, neither Sellers nor any Affiliate of Sellers nor, to Sellers’ Knowledge, any other party to such Significant Contract is in material breach, violation or default of such Significant Contract. To the Knowledge of Sellers, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Significant Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Significant Contract, (iii) give any Person the right to accelerate the maturity or performance of any Significant Contract, or (iv) give any Person the right to cancel, terminate or modify any Significant Contract. Each Significant Contract is valid and binding on the Seller party thereto and to the Knowledge of Sellers, each other party thereto and is in full force and effect and enforceable in accordance with its terms. During the past three years, Sellers have not received any written notice or, to the Knowledge of Sellers, other communication from any Person that such Person intends to terminate or renegotiate the terms of any Significant Contract. There are no Contracts of Sellers relating in part to the Business, but not exclusively relating to the Business, and not otherwise listed on Schedule 2.1(b)(vi) as an Assigned Contract, except for Parent-level IT software licenses.

4.13 Employees and Employee Benefit Plans.

(a) Except as set forth on Schedule 4.13(a) of the Disclosure Schedules, Sellers have made available to Buyer a complete and accurate list of each Business Employee and each Contractor as of the date hereof (which list may be updated periodically by Sellers to the extent necessary to reflect changes in the employment or engagement status of such Business Employees and Contractors (as applicable)). Sellers have made available to Buyer a complete and accurate list of each Business Employee with columns specifying (i) exempt or non-exempt status; (ii) current base salary or wage rate; (iii) target bonus amount or sales commission opportunity (as applicable) for the current year; (iv) job title; and (v) city and state of employment or service location.

(b) Schedule 4.13(b) of the Disclosure Schedules contains a list of each material “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other material written U.S. or foreign plan, arrangement or policy relating to commission, equity or equity-based compensation, deferred compensation, retirement, pension, severance, disability, welfare, vacation or other material employee benefits, in each case that is maintained or contributed to or required to be contributed to by Sellers or any of their Affiliates for the benefit of any Business Employee (the “Sellers’ Benefit Plans”). Sellers have made available to Buyer true, complete and correct copies of: (i) the summary plan descriptions or other written descriptions of the current material terms of each Sellers’ Benefit Plan; and (ii) the most recent favorable determination letter or opinion letter received from the Internal Revenue Services with respect to any Seller Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.

(c) Each Sellers’ Benefit Plan has been established and administered in material compliance with its terms and applicable Law. All required contributions that are due and payable have been made with respect to Sellers’ Benefit Plans. Each Sellers’ Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to Sellers’ Knowledge, there is no fact or event that has occurred since the date of such determination or opinion letter that would reasonably be expected to affect adversely the qualified status of any such Sellers’ Benefit Plan.

(d) No Sellers’ Benefit Plan is subject to Title IV of ERISA or is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Neither any Seller, nor any ERISA Affiliate of any Seller has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any Multiemployer Plan which covered one or more Business Employees and which related to the Business or the Purchased Assets which has resulted in, or would reasonably be expected result in, any withdrawal liability to any Seller. Except as set forth on Schedule 4.13(d) of the

Disclosure Schedules, none of Sellers or any of their respective ERISA Affiliates, nor to Sellers’ Knowledge, any predecessor-in-interest of any of the Purchased Assets have ever maintained or contributed to a multiemployer plan within the meaning of Section 3(37) of ERISA.

(e) Except as set forth on Schedule 4.13(e) of the Disclosure Schedules and other than as required under COBRA (and other than coverage through the end of the month in which a termination or service or retirement occurs), no Sellers’ Benefit Plan entitles any Business Employee or beneficiary thereof to any retiree medical or other retiree welfare benefits (other than life insurance benefits when termination occurs upon death).

(f) With respect to each Sellers’ Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to Sellers’ Knowledge, threatened against any Seller Benefit Plan.

(g) Except as set forth in Schedule 4.13(g) of the Disclosure Schedules, no Seller is a party to any collective bargaining agreement or other agreement with any labor or trade union (whether registered or not under applicable Laws) covering any Business Employees. Sellers are in material compliance with all applicable Laws relating to employment and employment practices with respect to the Business Employees. There have not been during the past three years, and there are not pending or, to Sellers’ Knowledge, currently threatened, any labor disputes, strikes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or similar organized labor disputes that involve Business Employees. With respect to the Business Employees, there is no material unfair labor practice, charge or complaint pending, unresolved or, to Sellers’ Knowledge, threatened before any Governmental Body. To Sellers’ Knowledge, no event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute in connection with the Business.

4.14 No Litigation. There are no Actions pending or, to Sellers’ Knowledge, threatened against the Business or any of the Purchased Assets or any of Sellers’ rights therein, before or by any Governmental Body, (a) involving a claim for monetary damages in an amount in excess of $50,000 or seeking injunctive or other equitable relief or (b) which would reasonably be expected to prevent or materially interfere with or delay the consummation of the Transactions. The Business is not as of the date hereof, subject to any outstanding Order.

4.15 Environmental Matters.

(a) Except as set forth on Schedule 4.15(a) of the Disclosure Schedules, each Seller is currently and has been in material compliance with all applicable Environmental Laws and, with respect to the Business, has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) request for information pursuant to Environmental Law from any Person, which, in each case, could reasonably be expected to result in material liability under Environmental Law and either remains pending or unresolved, or is the source of material ongoing obligations or requirements.

(b) Except as set forth on Schedule 4.15(b) of the Disclosure Schedules, each Seller has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the Business or Purchased Assets of such Seller under applicable Environmental Laws as of the date hereof and through the Closing Date and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by each such Seller up to the Closing Date in accordance with Environmental Law, and to Sellers’ Knowledge, no condition, event or circumstance currently exists that may result in the termination, revocation or failure to renew the Environmental Permits nor has any Seller received any Environmental Notice regarding termination or revocation of or any material adverse change in the status or terms and conditions of the same. To Sellers’ Knowledge, there is no existing condition, event or circumstance that might prevent, impede or increase the costs associated with the transfer (if required) to Buyer of any Environmental Permits after the Closing Date.

(c) Except as set forth on Schedule 4.15(c) of the Disclosure Schedules, no Seller has received any Environmental Notice stating that any of the Owned Real Property, Leased Real Property or, to Sellers’ Knowledge, other real property formerly owned, operated or leased by any Seller is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list of properties requiring remediation or abatement of a Release of Hazardous Materials.

(d) Except as set forth on Schedule 4.15(d) of the Disclosure Schedules, there has been no material Release of Hazardous Materials by any Seller or related to the Business in contravention of Environmental Law with respect to the Business or Purchased Assets of any Seller or any Owned Real Property, Leased Real Property or other real property formerly owned, operated or leased by any Seller, and no Seller has received an Environmental Notice that any Owned Real Property, Leased Real Property or, to Sellers’ Knowledge, other real property formerly owned, operated or leased by any Seller in connection with the Business of such Seller (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Law or term of any Environmental Permit by, such Seller.

(e) No Seller is aware of any unreported historical Release of Hazardous Materials by any Seller or related to the Business on, in, at, or from any Owned Real Property, Leased Real Property or, to Sellers’ Knowledge, other real property formerly owned, operated or leased by any Seller which could reasonably be expected to result in an Environmental Claim against any such Seller.

(f) Except as set forth on Schedule 4.15(f) of the Disclosure Schedules, there are no active or abandoned aboveground or underground storage tanks operated by any Seller on any Owned Real Property or Leased Real Property or any formerly owned, operated or leased real property used in the Business.

(g) Except as set forth on Schedule 4.15(g) of the Disclosure Schedules, no Seller has disposed of, transported, or arranged for the disposal of (on behalf of itself, a customer or any other party) a Hazardous Material to or at a site that to Sellers’ Knowledge: (i) has been placed on the National Priorities List, the CERCLIS list, or any similar state list of properties requiring remediation or abatement of a Release of Hazardous Materials or (ii) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, or corrective action under any Environmental Law or to pay for the costs of any such action at the site, and no Seller has received any Environmental Notice or Environmental Claim regarding any potential liability with respect to such off-site disposal facilities or locations used by any Seller.

(h) Except as set forth on Schedule 4.15(h) of the Disclosure Schedules, no Seller has retained or assumed by contract any material liabilities or obligations of third parties under Environmental Law to address any Releases of Hazardous Materials.

(i) Each Seller has provided or otherwise made available to Buyer: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or Purchased Assets of such Seller or any Owned Real Property, Leased Real Property or other real property formerly owned, operated or leased by such Seller which are in the possession or control of such Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents which are in the possession or control of such Seller concerning planned or anticipated capital expenditures required under Environmental Laws with respect to the Business to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(j) Except as set forth on Schedule 4.15(j) of the Disclosure Schedules, Sellers are not aware of or reasonably anticipate any Release of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Purchased Assets or the Business as currently conducted.

(k) Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth on Schedule 4.15(k) of the Disclosure Schedules) and have not entered into any Contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes. To Sellers’ Knowledge, there is no existing condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

4.16 Top Customers and Suppliers. Schedule 4.16 of the Disclosure Schedules sets forth (a) the top 10 customers of the Business by net revenue during the 12-month period ended December 31, 2016 (the “Top Customers”) and (b) the top 10 suppliers of the Business by expenditures during the 12-month period ended as at December 31, 2016 (the “Top Suppliers”). None of the Top Customers or the Top Suppliers has canceled or otherwise terminated its relationship with the Business, and Sellers have not received written notice or, to the Knowledge of Sellers, any other communication that any such Top Customer or Top Supplier, as the case may be, intends to terminate or otherwise materially adversely modify its relationship with the Business.

4.17 Insurance. Schedule 4.17 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending or incurred but not reported claims and the claims history for Sellers during the past three years. Except as set forth on Schedule 4.17, as of the date of this Agreement of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. Except for renewals in the Ordinary Course of Business, all premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (y) are in full force and effect and enforceable in accordance with their terms; and (z) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which any of them is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

4.18 Brokerage. Except for Wells Fargo Securities, LLC and as set forth in Schedule 4.18 of the Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Sellers.

4.19 Complete Copies of Materials. Sellers have made available to Buyer or its counsel prior to the date hereof accurate and materially complete copies of all Contracts listed on the Disclosure Schedules.

4.20 Full Disclosure. To Sellers’ Knowledge, no representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or in any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Power. Each of Buyer and Buyer Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer or Buyer Guarantor is a party and to perform its obligations hereunder and thereunder.

5.2 Authorization. The execution, delivery and performance by Buyer and Buyer Guarantor of this Agreement and each Ancillary Agreement to which Buyer or Buyer Guarantor is a party and the consummation by Buyer or Buyer Guarantor of the Transactions have been duly authorized by all requisite action on the part of Buyer or Buyer Guarantor and no other proceedings on the part of Buyer or Buyer Guarantor are necessary to authorize the execution, delivery or performance of this Agreement or any of the Ancillary Agreements to which Buyer or Buyer Guarantor is a party. This Agreement and the Ancillary Agreements to which Buyer or Buyer Guarantor is a party have been duly and validly executed by Buyer or Buyer Guarantor, as applicable, and, assuming the due authorization, execution and delivery thereof by Sellers and any other parties thereto, constitute the valid and legally binding obligations of Buyer or Buyer Guarantor, enforceable against Buyer or Buyer Guarantor, as applicable, in accordance with their respective terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

5.3 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer or Buyer Guarantor is a party and the consummation of the Transactions do not (a) result in a violation of any Law or Order to which Buyer or Buyer Guarantor is subject, (b) conflict with or result in a violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of Buyer or Buyer Guarantor or (c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Contract to which Buyer or Buyer Guarantor is a party, or (d) result in the imposition of any Lien (other than Permitted Liens) upon any of the properties, rights or assets of Buyer or Buyer Guarantor, except, in the case of the immediately preceding clauses (c) and (d), to the extent that any such violation would not reasonably be expected to have an adverse effect on the ability of Buyer or Buyer Guarantor to consummate the Transactions.

5.4 Consents. No consent, waiver, approval, authorization, Order, Permit or license from, or registration, declaration or filing with, or notice to, any Governmental Body is required by, or with respect to, Buyer or Buyer Guarantor in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Transactions, except where the failure to obtain any such consent, waiver, approval, authorization, Order, Permit or license, to deliver any such notice, or to make any such registration, declaration or filing, would not, individually or in the aggregate, prevent or materially impede, interfere with or hinder, or would reasonably be expected to prevent or materially impede, interfere with or hinder, the consummation of the Transactions.

5.5 Litigation. There are no Actions pending or, to Buyer’s knowledge, overtly threatened against Buyer, at Law or in equity, or before or by any Governmental Body, which seek to prevent, materially delay, make illegal or otherwise materially interfere with the ability of Buyer to consummate the Transactions. Buyer is not subject to any outstanding Order that has the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the ability of Buyer to consummate the Transactions.

5.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE VI.

COVENANTS

6.1 Conduct of the Business. From the date hereof until the earlier of (a) the date this Agreement is terminated pursuant to ARTICLE IX and (b) the Closing, Sellers shall (i) conduct the Business in the Ordinary Course of Business and (ii) in respect of the Business, use commercially reasonable efforts, to maintain and preserve intact the Business and to maintain the relationships of the Business with its suppliers, lessors, licensees, customers and others having business relationships with them. During the period from the date hereof to the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE IX, except as otherwise expressly provided for by this Agreement or consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed) Sellers shall not, with respect to the Business or the Purchased Assets:

(a) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(b) effect any restructuring, reorganization or complete or partial liquidation;

(c) sell, transfer, assign, license, abandon, lease, sublease, fail to maintain, mortgage, pledge or otherwise encumber or dispose of any of the Purchased Assets, or enter into any agreement regarding the foregoing, other than (i) sales of Inventory in the Ordinary Course of Business, (ii) non-exclusive licenses of Intellectual Property Rights entered into in the Ordinary Course of Business, which shall include any non-exclusive licenses of Intellectual Property Rights to customers, resellers, and distributors in connection with the sale or license of products or services, (iii) expirations of Intellectual Property Rights in accordance with their applicable statutory term, (iv) the sale, transfer, assignment, abandonment, failure to maintain, or other disposal of any of the Purchased Assets that are not used in or held for use in the Business, and (v) the incurrence of Permitted Liens;

(d) commit to making any capital expenditure in any post-Closing period in an amount in excess of $10,000;

(e) disclose to any Person any trade secrets or other material confidential information of Sellers included in the Purchased Assets not theretofore generally available to the public, other than pursuant to a written non-disclosure agreement or in connection with the filing of any application for the registration of issuance of Intellectual Property Rights;

(f) not incur or assume any Liabilities, other than in the Ordinary Course of Business or that will constitute Excluded Liabilities;

(g) fail to pay and discharge Assumed Liabilities including Current Liabilities in the Ordinary Course of Business;

(h) make or agree to make any write-off or write-down, or any determination to write-off or write-down, or revalue, any material amount of the Purchased Assets, or to change in any respect any reserves associated therewith, or to waive or release any material right or claim associated therewith;

(i) change its policies or practices with respect to the payment of accounts payable or the collection of accounts receivable relating to the Business;

(j) change or modify any accounting practice, policy or procedure, except as required by GAAP or applicable Law;

(k) change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case to the extent such action could reasonably be expected to affect Buyer and its Affiliates;

(l) institute, settle or agree to settle any Action relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities before any Governmental Body involving an amount in excess of $10,000;

(m) enter into any Contract containing, or amend any Contract to include, a covenant not to compete or any other covenant restricting the development, manufacture, marketing, sale or distribution of the products or services of the Business;

(n) terminate, modify or waive any rights under any confidentiality agreement with any Person (other than Buyer) protecting the confidential information of the Business;

(o) fail to comply in any material respect with all Laws applicable to the Business or the Purchased Assets;

(p) except as required by Law, the terms of any Sellers’ Benefit Plan or contractual obligations or other agreements existing on the date hereof: (i) increase the compensation of, promote, or enter into any new employment, severance or termination agreement with, any of the Business Employees; (ii) hire any new employees who would be Business Employees (except to fill vacancies existing as of the date of this Agreement or to replace Business Employees that terminate employment with Sellers after the date of this Agreement); or (iii) terminate the employment of any Business Employee (except for cause, as determined by Sellers in good faith and in accordance with past practice);

(q) terminate (other than by expiration), or amend or modify (other than by automatic extension or renewal if deemed an amendment of modification of any such Contract) in any material respect the terms of, any Significant Contract;

(r) enter into any Contract that would be included in the definition of Significant Contract if it had been entered into as of the date of this Agreement, except for Contracts containing non-exclusive licenses of Intellectual Property Rights entered into in the Ordinary Course of Business; or

(s) authorize, offer, agree or commit to do any of the foregoing.

6.2 Pre-Closing Access to Books and Records. During the period from the date hereof to the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE IX, Sellers shall provide Buyer and its Representatives with access during normal business hours and upon reasonable notice to the officers, books and records, financials (including working papers) and operating data as Buyer may reasonably request; provided that (a) such access does not unreasonably interfere with the normal operations of Sellers, (b) such access shall occur in such a manner as Sellers’ Representative reasonably determines to be appropriate to protect the confidentiality of the Transactions, (c) all requests for such access shall be directed to such Person(s) as Sellers’ Representative may designate in writing from time to time, (d) nothing in this Section 6.2 shall require Sellers to provide access to, or to disclose any, non-financial trade secrets and (e) nothing in this Section 6.2 shall require Sellers to provide access to, or to disclose any information to, Buyer or any of Buyer’s Representatives if such access or disclosure (i) would cause significant competitive harm to Sellers if the Transactions are not consummated, (ii) would be to any non-financial trade secrets, (iii) would waive any legal or similar privilege or (iv) would be in violation of applicable Law, Order of any Governmental Body or the provisions of any Contract to which Sellers or any of their Affiliates are a party; provided that Sellers shall use commercially reasonable efforts, including by entering into a joint defense or common interest agreement with Buyer or obtaining waivers under such agreements or implementing requisite procedures, to permit the disclosure of such information without causing such potential competitive harm, loss of such privilege or contravention of such Law or Contract. Buyer is not authorized to and shall not (and shall cause its Representatives and Affiliates not to) contact any officer, director, employee or officer, customer, supplier, distributor, lessee, lessor, lender or other business relation of Sellers or any of their Affiliates in relation to the Transactions prior to the Closing without the express prior written consent of Sellers’ Representative. No information or knowledge obtained in any investigation pursuant to this Section 6.2 or otherwise shall affect or be deemed to affect any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate and cause the consummation of the Transactions in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of the Parties (including indemnification rights under 0), nor shall any such information, knowledge or investigation be deemed to affect or modify either Party’s reliance on the representations, warranties, covenants and agreements made by the other Party in this Agreement.

6.3 Necessary Efforts.

(a) The Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and to use their respective commercially reasonable efforts to cause the conditions to each Party’s obligation to close the Transactions as set forth in ARTICLE III to be satisfied, including using commercially reasonable efforts (i) to obtain all consents and all waivers required for the satisfaction of the condition set forth in Section 3.2(e), necessary in connection with the consummation of the Transactions, and (ii) to transfer or terminate (as applicable) the Permits identified on Schedule 2.8(b)(ii)(F) and, in the case of such Permits to be terminated, to obtain replacement Permits for Buyer (it being understood that (A) such commercially reasonable efforts shall include executing and delivering all documents, certificates, applications and filings reasonably necessary for the transfer, termination or replacement of such Permits and (B) the transfer, termination and replacement of such Permits may be completed after Closing). Notwithstanding anything to the contrary contained herein, neither Parent nor any of Sellers shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

(b) Without limiting the foregoing, as promptly as practicable on or after the date of this Agreement, Sellers shall (i) give any notices required to be given under any Assigned Contract and (ii) use commercially reasonable efforts to obtain prior to Closing any consent, waiver, approval or authorization required from any third party under any Assigned Contract, in each case in order to effect the consummation of the Transactions and to keep in full force and effect, preserve all rights and benefits under, and avoid the breach, violation or termination of any Assigned Contract as a result of such consummation. Sellers will (x) consult with Buyer beforehand regarding the process for providing such notices and seeking such consents, waivers, approvals and authorizations, (y) provide Buyer with a reasonable opportunity to review and comment in advance on the forms of such notices and consent requests and (z) subject to Sellers’ reasonable business judgment, incorporate all reasonable comments thereto made by Buyer. Sellers shall promptly deliver to Buyer a copy of each such notice and consent request delivered and each such consent, waiver, approval and authorization received. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

(c) Sellers and Buyer shall use their respective commercially reasonable efforts to promptly obtain any clearance required from any Governmental Body under applicable Laws for the consummation of the Transactions and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and shall comply promptly with any such inquiry or request.

6.4 Financing Efforts.

(a) Buyer acknowledges and agrees that Sellers and their Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Debt Financing Sources under the Debt Financing or any cooperation provided pursuant to this Agreement and that Buyer shall indemnify and hold harmless Sellers and their Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by any of them resulting from or arising out of any Action by or on behalf of any Debt Financing Source in connection with the Debt Financing and any information utilized in connection therewith (except, as set forth in the last sentence of Section 6.4(e), to the extent such Losses were caused by the gross negligence, fraud or intentional misconduct of Sellers or their Affiliates or by breach of this Agreement by Sellers).

(b) Buyer shall use commercially reasonable efforts to deliver to Sellers no later than 5:00 p.m., Mountain Standard Time, December 29, 2017, a true and complete copy of the debt commitment letter(s) (the “Debt Commitment Letter”) fully executed by Lenders pursuant to which financing in the aggregate amount of at least $19 million will be provided for the Transactions (the “Debt Financing”). Buyer shall fully pay (or cause to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the Closing in connection with the transactions contemplated by the Debt Commitment Letter. From the date of delivery in accordance with this Section 6.4(b) through the Closing Date, Buyer will not amend or modify the Debt Commitment Letter in any manner.

(c) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing or, if applicable, the Alternative Financing, including using its commercially reasonable efforts to: (i) enter into definitive agreements with respect to the Debt Financing or, if applicable, the Alternative Financing, (ii) satisfy, or cause Buyer’s Representatives to satisfy, on a timely basis all conditions applicable to, and within the control of, Buyer or Buyer’s Representatives in such definitive agreements, and (iii) in the event that all conditions to the Debt Financing set forth in this Agreement are satisfied, cause the Debt Financing Sources to fund the Debt Financing or, if applicable, the Alternative Financing at or prior to Closing.

(d) In the event that any portion of the Debt Financing becomes or is reasonably expected to become unavailable in the manner or from the Debt Financing Sources, (i) Buyer shall promptly so notify Sellers’ Representative, (ii) Buyer shall use its commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing prior to the Closing Date (or, if earlier, the End Date) on terms not materially less beneficial to Buyer as provided under the Debt Commitment Letter from financial institutions in an amount sufficient to consummate the Transactions (the “Alternative Financing”), as promptly as practicable following the occurrence of such event, and

(iii) if obtained by Buyer, Buyer shall provide Sellers with a copy of a new financing commitment that provides for the Alternative Financing.

(e) Prior to the Closing, Sellers shall use their commercially reasonable efforts to provide Buyer with all cooperation reasonably requested by Buyer to assist it in in connection with arranging the Debt Financing, including: (i) participating (and causing senior management, with appropriate seniority and expertise, of the Business to participate) in a reasonable number of meetings (including one-on-one sessions) and presentations and (ii) furnishing Buyer and its Debt Financing Sources with all financial and other information reasonably required by Buyer and its Debt Financing Sources in connection with arranging the Debt Financing. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters. Buyer shall promptly, upon written request by Sellers, reimburse Sellers for their reasonable and documented out-of-pocket costs and expenses incurred by Sellers in connection with its cooperation provided pursuant to this Section 6.4(e). Buyer shall indemnify and hold harmless Sellers and their Affiliates from and against any and all Losses suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith, except to the extent such Losses were caused by the gross negligence, fraud or intentional misconduct of Sellers or their Affiliates or by breach of this Agreement by Sellers.

6.5 Notification. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE IX, Sellers shall disclose to Buyer in writing (in the form of updated Disclosure Schedules) any material breach of the representations and warranties contained ARTICLE IV if such breach would cause the condition set forth in Section 3.2(b) not to be satisfied and any material breach of the covenants in this Agreement made by Sellers if such breach would cause the condition set forth in Section 3.2(a) not to be satisfied, as applicable, promptly upon discovery thereof; provided that such disclosures shall not amend or supplement the Disclosure Schedules delivered on the date hereof for any purpose under this Agreement, including for the purpose of (i) determining the accuracy of any representations or warranties made by Sellers in this Agreement or (ii) determining whether any of the conditions set forth in ARTICLE III have been satisfied.

6.6 No Solicitation of Acquisition Proposals. Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall not, and shall cause each of their Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly facilitate or knowingly encourage, or take any action to solicit, initiate, knowingly facilitate or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Buyer, (b) furnish to any Person other than Buyer any information that Sellers believe or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal; provided, however, that if the Bankruptcy Court has not entered the Plan Confirmation Order by the End Date, subject to Section 9.2(b), the foregoing restrictions set forth in this Section 6.6 shall expire and Sellers shall be permitted to solicit Acquisition Proposals. Sellers shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, including suspending such Persons’ access to any electronic or physical data room and requesting the return of all confidential information distributed to such Persons.

6.7 Mail Handling. To the extent that Buyer or any of its Affiliates receives any mail or packages addressed to Sellers not relating to the Purchased Assets or the Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Sellers. After the Closing Date, Buyer may deliver to Sellers any checks or drafts made payable to Sellers that constitute a Purchased Asset, and Sellers shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Buyer within five Business Days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection. To the extent Sellers receive any mail or packages addressed to Sellers but relating to the Purchased Assets or the Assumed Liabilities, Sellers shall promptly deliver such mail or packages to Buyer. After the Closing Date, to the extent that Buyer receives any cash or checks or drafts made payable to Buyer that constitutes an Excluded Asset, Buyer shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Sellers within five Business Days for such amount received, or, if so requested by Sellers, endorse such checks or drafts to Sellers for collection. The Parties may not assert any set off, hold back, escrow or other restriction against any payment described in this Section 6.7.

6.8 Bankruptcy Approval. Subject to the terms set forth in this Agreement, Parent shall take all action necessary to file within five (5) Business Days of the date hereof a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) with an appropriate United States Bankruptcy Court (the “Bankruptcy Court”) and simultaneously file a motion with the Bankruptcy Court (the “Plan Confirmation Motion”) seeking authority to take such actions and provide such consents as necessary or appropriate to authorize, approve and facilitate the Transactions on the terms specified in this Agreement and the Ancillary Agreements. The Plan Confirmation Motion shall be provided to and be reasonably acceptable to Buyer and its counsel before being filed with the Bankruptcy Court. Parent shall use commercially reasonable efforts to obtain the Plan Confirmation Order after the Plan Confirmation Motion is filed.

6.9 R&W Insurance Policy.

(a) Indication of Interest. Buyer shall use commercially reasonable efforts to deliver to Sellers no later than 5:00 p.m., Mountain Standard Time, December 29, 2017 a non-binding indication of interest setting forth the primary terms and conditions (including, among others, the premium price) of the R&W Insurance Policy in form reasonably acceptable to Buyer (the “RW Non-Binding Indication”).

(b) Bindable Quote.

(i) Buyer shall use commercially reasonable efforts to deliver to Sellers’ Representative no later than 5:00 p.m., Mountain Standard Time, on January 15, 2018, a bindable quotation including a bindable form of the R&W Insurance Policy, the terms and conditions of which shall be substantially consistent with the terms and conditions set forth in the RW Non-Binding Indication, but with such changes to such terms and conditions as Sellers’ Representative may agree (the “Bindable RW Quote”). If and after Buyer delivers the Bindable RW Quote, in accordance with this Section 6.9(b)(i), Buyer shall use commercially reasonable efforts to cause the provider of the Bindable RW Quote to hold open the Bindable RW Quote through the Closing, provided that in no event shall Buyer be required to pay more than customary underwriting fees to such provider and shall in no event be required to pay the premium therefor in order to hold open the Bindable RW Quote.

(ii) If and after Buyer delivers the Bindable RW Quote, Buyer shall use commercially reasonable efforts to (A) complete all requirements required to bind the R&W Insurance Policy in the form of the Bindable RW Quote at and as of, and subject to the, Closing (or, if the R&W Insurance Policy is bindable before Closing and Sellers’ Representative elects for the R&W Insurance Policy to be bound prior to Closing and to pay the premium therefor in accordance with Section 6.9(b)(iv), to bind such policy at the time reasonably determined by Sellers’ Representative), and (B) complete all requirements for the R&W Insurance Policy to be finally issued in due course thereafter.

(iii) If and after Buyer delivers the Bindable RW Quote, the provider of the Bindable RW Quote notifies Buyer that it is no longer able or willing to provide the R&W Insurance Policy on the terms and conditions set forth in the Bindable RW Quote, Buyer shall notify Sellers’ Representative thereof in writing within two (2) Business Days after the occurrence of such event and shall use commercially reasonable efforts to procure and deliver to Sellers’ Representative an alternative bindable quotation including a bindable form of the R&W Insurance Policy with terms and conditions that are not materially less favorable to Buyer than the terms and conditions set forth in the Bindable RW Quote (the “Alternative Bindable RW Quote”). In the event Buyer, upon the exercise of such commercially reasonable efforts, procures and delivers to Sellers’ Representative an Alternative Bindable RW Quote in accordance with this Section 6.9(b)(iii), Buyer shall use commercially reasonable efforts (A) to complete all requirements required to bind the R&W Insurance Policy in the form of the Alternative Bindable RW Quote at and as of Closing (or, if the R&W Insurance Policy described in the Alternative Bindable RW Quote is bindable before Closing and Sellers’ Representative elects for such R&W Insurance Policy to be bound prior to Closing and to pay the premium therefor in accordance with Section 6.9(b)(iv), to bind such policy at the time reasonably determined by Sellers’ Representative), and (B) to complete all requirements for the R&W Insurance Policy to be finally issued in due course thereafter.

(iv) Parent and Sellers shall reasonably cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain the Bindable RW Quote or the Alternative Bindable RW Quote, as the case may be, and bind the R&W Insurance Policy in accordance with Sections 6.9(b)(ii) or 6.9(b)(iii) above. If the R&W Insurance Policy is bound at Closing, Parent and Sellers shall pay or cause to be paid the total premium, underwriting fee, brokerage commissions, and surplus lines tax with respect to such policy, pursuant to Section 2.5, which aggregate amount shall be characterized as an Excluded Liability and shall not exceed $350,000 (or, if Sellers’ Representative elects for the R&W Insurance Policy to be bound prior to the Closing as provided in Section 6.9(b)(ii) or Section 6.9(b)(iii), as applicable, Parent and Sellers shall pay or cause to be paid the portion of such aggregate amount that becomes due at the time of such binding and the remainder of such aggregate amount at the Closing).

6.10 Environmental Insurance Policy.

(a) Buyer shall use commercially reasonable efforts to deliver to Sellers no later than 5:00 p.m., Mountain Standard Time, January 5, 2018, a copy of a bindable quotation including a bindable form of the Environmental Insurance Policy in form reasonably acceptable to Buyer (the “Bindable Environmental Quote”). If and after Buyer delivers the Bindable Environmental Quote, in accordance with this Section 6.10, Buyer shall use commercially reasonable efforts to cause the provider of the Bindable Environmental Quote to hold open the Bindable Environmental Quote through the Closing, provided that in no event shall Buyer be required to pay more than customary underwriting fees to such provider and, except as provided in Section 6.10(d), shall in no event be required to pay the premium therefor in order to hold open the Bindable Environmental Quote.

(b) If and after Buyer delivers the Bindable Environmental Quote, Buyer shall use commercially reasonable efforts (i) to complete all requirements required to bind the Environmental Insurance Policy in the form of the Bindable Environmental Quote at and as of Closing (or, if the Environmental Insurance Policy is bindable before Closing and Sellers’ Representative elects for the Environmental Insurance Policy to be bound prior to Closing and to pay the premium therefor in accordance with Section 6.10(d), to bind such policy at the time reasonably determined by Sellers’ Representative), and (ii) complete all requirements for the Environmental Insurance Policy to be finally issued in due course thereafter.

(c) If and after Buyer delivers the Bindable Environmental Quote, the provider of the Bindable Environmental Quote notifies Buyer that it is no longer able or willing to provide the Environmental Insurance Policy on the terms and conditions set forth in the Bindable Environmental Quote, Buyer shall notify Sellers’ Representative thereof in writing within two (2) Business Days after the occurrence of such event and use commercially reasonable efforts to procure and deliver to Sellers’ Representative an alternative bindable quotation including a bindable form of the Environmental Insurance Policy with terms and conditions that are not materially less favorable to Buyer than the terms and conditions set forth in the Bindable Environmental Quote (the “Alternative Bindable Environmental Quote”). In the event Buyer, upon the exercise of such commercially reasonable efforts, procures and delivers to Sellers’ Representative an Alternative Bindable Environmental Quote in accordance with this

Section 6.10(c), Buyer shall use commercially reasonable efforts (i) to complete all requirements required to bind the Environmental Insurance Policy in the form of the Alternative Bindable Environmental Quote at and as of Closing (or, if the Environmental Insurance Policy described in the Alternative Bindable Environmental Quote is bindable before Closing and Sellers’ Representative elects for such Environmental Insurance Policy to be bound prior to Closing and to pay the premium therefor in accordance with Section 6.9(b)(iv), to bind such policy at the time reasonably determined by Sellers’ Representative), and (ii) to complete all requirements for the Environmental Insurance Policy to be finally issued in due course thereafter.

(d) Parent and Sellers shall reasonably cooperate with Buyer’s efforts and provide assistance as reasonably requested by Buyer to obtain the Bindable Environmental Quote or the Alternative Bindable Environmental Quote, as the case may be, and bind the Environmental Insurance Policy in accordance with Section 6.10(b) or Section 6.10(c) above. Parent and Sellers shall pay or cause to be paid one-half of the total premium, underwriting fee, brokerage commissions, and surplus lines tax with respect to such policy, pursuant to Section 2.5, at the Closing (or, if Sellers’ Representative elects for the Environmental Insurance Policy to be bound prior to the Closing as provided in Section 6.10(b) or Section 6.10(c) above, as applicable, Parent and Sellers shall pay or cause to be paid one-half of the portion of such aggregate amount that becomes due at the time of such binding and one-half of the remainder of such aggregate amount at the Closing). Parent and Sellers’ portion of the aggregate of such amounts shall be characterized as an Excluded Liability and, notwithstanding the foregoing, shall not exceed $100,000. Buyer shall pay or cause to be paid one-half of the total premium, underwriting fee, brokerage commissions and surplus lines tax with respect to such policy.

6.11 IDA Property. Sellers shall use commercially reasonable efforts to unwind the IDA transactions pursuant to which Sellers currently lease the Business facilities located at Schuyler and Deposit, New York, such that as of the Closing Sellers shall be vested with insurable fee simple title to such properties, which are include for all purposes hereunder as Owned Real Property.

ARTICLE VII.

OTHER COVENANTS OF THE PARTIES

7.1 Access to Books and Records. From and after the Closing until the seventh anniversary of the Closing Date, each Party shall, and shall cause its Affiliates to, provide the other Party(ies) and its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of such Party (and any Affiliates, as applicable) related to the Business, the Purchased Assets and the Assumed Liabilities with respect to periods or occurrences before or on the Closing Date that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Body having jurisdiction over the requesting party in connection with the Transactions, (ii) for use in any other judicial, regulatory, administrative or other Action or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the Transactions, or (iii) to comply with its obligations under this Agreement;

provided that nothing in this Section 7.1 shall require any Party to provide access to, or to disclose any information to, the requesting Party or its Representatives if such access or disclosure (a) would waive any legal or similar privilege, (b) would be in violation of applicable Law, Governmental Body or the provisions of any Contract to which such Party or any of its Affiliates is a party; provided that the Parties shall use reasonable best efforts, including by entering into a joint defense or common interest agreement with other Party or obtaining waivers under such agreements or implementing requisite procedures, to permit the disclosure of such information without loss of such privilege or contravention of such Law or Contract or (c) would reasonably be expected to cause significant competitive harm to such Party. Except as otherwise provided herein, each Party shall use commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business in such Party’s respective possession or control for seven years following the Closing Date.

7.2 Employee Matters.

(a) On the Closing Date, Sellers shall terminate all of the Transferred Employees and shall terminate any Contract with any Business Employee or Consultant that requires any payment or the incurrence of any other Liability for the payment of severance to any Business Employee upon a termination of such Business Employee’s employment prior to or after the Closing, or requires a payment or the incurrence of any Liability for the payment of any change in control or transaction bonus to any Business Employee resulting from the consummation of the Transactions. No later than five (5) days prior to the Closing Date, Buyer shall offer employment, on an “at will” basis to the extent permitted by applicable Law, to each Business Employee set forth on Schedule 7.2(a) on terms and conditions substantially similar, in the aggregate, to those applicable to such Business Employee immediately prior to the Closing (and otherwise on the terms set forth in this Section 7.2), effective as of the day immediately following the Closing Date. Effective as of the Closing, Sellers shall transfer to Buyer, and Buyer shall assume (or cause one of its Affiliates to assume), the Assumed Plans.

(b) Except for liabilities and obligations arising on or after January 1, 2018 under the Plans of Sellers listed on Schedule 7.2(b) (the “Assumed Plans”) or as expressly set forth in this Agreement, Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation, benefits or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Sellers or the Business, including, without limitation, unaccrued hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, in each case, arising on or before the Closing Date.

(c) Except for liabilities and obligations arising on or after January 1, 2018 under the Assumed Plans or as expressly set forth in this Agreement, Sellers shall remain solely responsible for the satisfaction of all claims made or incurred for medical, dental, life insurance, health accident or disability benefits brought by or in respect of the Business Employees and any other current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring prior to, or on the Closing Date. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. Sellers also shall remain solely responsible for all worker’s compensation claims of the Business Employees and any other current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or before the Closing Date.

(d) Buyer shall provide to each Transferred Employee service credit for the purpose of eligibility, vesting and post-Closing paid-time-off accrual rates and severance determinations under the Buyer Benefit Plans for his or her period of service with Sellers and their Affiliates (and their respective predecessors) prior to the Closing Date; provided, however, that such credit shall not be given to the extent it would result in a duplication of benefits. In addition, each Transferred Employee shall be provided with employee benefits no less favorable, in the aggregate than those provided to similarly-situated employees of Buyer and its Affiliates.

(e) All unused vacation, sick time and paid time off of the Transferred Employees accrued as of the Closing under the vacation, sick time and paid time off policies of Sellers, shall be carried over and assumed by Buyer or one of its Affiliates at the Closing, the cash equivalent of which shall be included as a Current Liability in the determination of estimated Net Working Capital and Final Net Working Capital. Prior to the Closing, Buyer shall solicit in writing the consent of each Business Employee set forth on Schedule 7.2(a) to rollover to Buyer his or her accrued vacation, sick time and paid time off through the Closing; provided that if any Transferred Employee does not consent to the rollover of his or her vacation and such vacation, sick time and/or paid time off is required to be paid out to such Transferred Employee at the Closing under applicable Law, then Sellers shall pay the amount of such vacation, sick time and/or paid time off (as applicable) to such Transferred Employee (including the amount of any employer taxes related thereto). Schedule 7.2(e) sets forth the accrued but unused vacation, sick and paid time off of the Business Employees set forth on Schedule 7.2(a) as of the date hereof. If rolled over and transferred, Transferred Employees shall be permitted to use their accrued vacation, sick time and paid time off in a manner consistent with Buyer’s policies applicable to similarly-situated employees of Buyer and to accrue additional vacation, sick time and other paid-time-off in accordance with Buyer’s policies and procedures, as in effect from time to time.

(f) To the extent permitted by any applicable Laws and except as required by the terms of this Section 7.2, nothing in this Agreement shall limit the right of Buyer, or any Affiliate of Buyer, to terminate or reassign any Transferred Employee after the Closing or to change the terms and conditions of his or her employment in any manner.

(g) No provision of this Section 7.2 shall create any third party beneficiary or other rights in any Business Employee or former employee in respect of continued or resumed employment in Sellers’ Business, or with Buyer, and no provision of this Section 7.2 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Buyer. Nothing contained herein shall be construed as requiring, and Sellers, Buyer and their Affiliates shall take no action that would have the effect of requiring, Sellers, Buyer or their Affiliates to continue any specific Seller Benefit Plan (other than the assumption of the Assumed Plans contemplated by Section 7.2(a)). The provisions of this Section 7.2 are for the sole benefit of Sellers and Buyer and nothing in this Section 7.2, expressed or implied, is intended or shall be construed to constitute an amendment of any Seller Benefit Plan or any Buyer Benefit Plan (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Business Employees, including Transferred Employees, prior to, on or following the Closing.

(h) Sellers and the selling group (as defined in Treasury Regulation §54.4980B-9, Q&A-3(a)) of which they are a part (the “Selling Group”) shall be solely responsible for providing continuation of coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation §54.4980B-9, Q&A-4(a)) with respect to the Transactions (collectively, the “M&A Qualified Beneficiaries”). Sellers further agree and acknowledge that they or a member of the Selling Group will use commercially reasonable efforts to maintain such group health plan for the M&A Qualified Beneficiaries for at least sixty (60) days following the Closing Date. If Sellers and all members of the Selling Group cease to provide any group health plan prior to the expiration of the COBRA continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation §54.4980B-9, Q&A-8(c)), then Sellers shall provide Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least ten days prior to such cessation), and (b) such information as Sellers determine is necessary for Buyer to offer any remaining continuation coverage to such M&A Qualified Beneficiaries as may be required under COBRA and, from and after the date on which Sellers and the Selling Group no longer maintains a group health plan, Buyer shall be solely responsible for providing continuation of coverage under COBRA to those M&A Qualified Beneficiaries.

(i) Buyer shall cause the defined contribution retirement plan maintained by Buyer to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the defined contribution retirement plan(s) maintained by Sellers or their Affiliates in which any Transferred Employee participates, including the amount of any unpaid balance of any participant loan made under such plan(s) in connection with the Transactions. Upon the rollover of any such distributions into Buyer’s plan, all transferred account balances from Sellers’ or their Affiliates’ plan(s) shall become fully vested.

(j) On the Closing Date, Sellers shall (or shall cause their Affiliates to) transfer (or cause to be transferred) from any positive account balances for the Transferred Employees in the Seller Benefit Plans that are medical and dependent care account plans (each, an “FSA Plan”) to Buyer for further deposit after the Closing Date into eligible health savings accounts established for or by the Transferred Employees.

7.3 Additional Tax Matters.

(a) To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.3(a) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. If Buyer or Sellers make any payment for which they are entitled to reimbursement under this Section 7.3(a), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b) Sellers shall use commercially reasonable efforts to promptly notify Buyer in writing upon receipt by Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Sellers that reasonably may be expected to relate to or give rise to a Lien on the Purchased Assets or the Business.

7.4 Transaction Expenses. Except as expressly provided herein, including without limitation, Sections 6.9 and 6.10, each Party shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates in connection with the Transactions or otherwise required by applicable Law (collectively, “Transaction Expenses”); provided, that all fees, costs and expenses of the Escrow Agent shall be borne in equal amounts by Buyer, on the one hand, and Sellers, on the other hand.

7.5 Restrictive Covenants.

(a) Consideration. Parent hereby confirms that it will derive significant benefits from consummation of the Transactions. Parent and each Seller acknowledge that Buyer would not enter into this Agreement or any Ancillary Agreements or consummate the Transactions without the undertakings and agreements of each Parent and each Seller set forth in this Section 7.5. In consideration of the mutual promises made in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Parent and each Seller agree to the provisions in this Section 7.5.

(b) Noncompetition.

(i) In order to protect the value of the Purchased Assets acquired by Buyer pursuant to this Agreement, including, without limitation, goodwill, and the legitimate business interests being acquired by Buyer, Parent and each Seller covenant and agree that, during the period from the Closing Date and for five (5) years thereafter (the “Restricted Period”), Parent and each Seller will not, and shall cause their Affiliates to not, as principal, agent, executive, employee, consultant, volunteer or otherwise, become involved or otherwise engage, directly or indirectly, in the Competing Business anywhere in the Restricted Area, or, without the prior consent of Buyer, directly or indirectly, advise, own an interest in (including any interest the value of which is determined with reference to equity), manage, operate, join, control, lend money or render financial, technical or other assistance to or participate in or be connected with, as an officer, executive, employee, partner, stockholder, member, agent, consultant, advisor or other similar capacity, any Competing Business; provided, however, that mere ownership of securities having no more than one percent of the outstanding voting power of any Competing Business listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Agreement so long as such Person has no other connection or relationship with such Competing Business that is prohibited hereby.

(ii) As used herein, “Competing Business” the business of manufacturing and selling compressed wood pellets and sawdust products for use as a fuel source in residential and commercial wood pellet stoves and boilers. Notwithstanding anything to the contrary contained herein, the “Competing Business” shall not include wood handling and chipping services business (including wood chipping mill operation, wood yard operations services, wood fibre processing services and wood chip sales) or the manufacture and sale in Canada of compressed wood pellets for use as a fuel source by industrial customers for power generation, in each case as presently conducted by Parent or its Subsidiaries (other than Sellers). As used herein, “Restricted Area” means the United States of America.

(c) Nonsolicitation. During the Restricted Period, Parent and each Seller shall not:

(i) solicit, encourage, or take any other action which is intended to induce any then-existing employee, contractor or consultant of Buyer (or any of its Subsidiaries) to terminate his, her or its employment or relationship with Buyer (or any of its Subsidiaries); provided that any general solicitation or advertisement through wide-circulation media or by a recruitment firm located in the same commuting area as Buyer and not directed at such employees, contractors or consultants of Buyer or its Subsidiaries would not constitute a violation of this Section 7.5.

(ii) knowingly interfere in any manner with the contractual or employment relationship between Buyer (or any of its other Subsidiaries) and any employee, contractor, customer or supplier of Buyer (or any of its other Subsidiaries) if, as it relates to a contractor, customer or supplier, by doing so the contractor, customer or supplier would reasonably be expected to reduce the business it is then doing with Buyer or its Subsidiaries; or

(iii) for the purpose of conducting or engaging in a Competing Business, directly or indirectly on behalf of Parent or a Seller or on behalf of any other Person

(whether as employee, agent, partner, shareholder, investor, director, consultant, or in any other capacity) contact, solicit any business from or attempt to sell any goods, products, or services to any customer or client of Buyer or its Subsidiaries if by doing so the customer or client would reasonably be expected to reduce the business it is then doing with Buyer or its Subsidiaries.

(d) Acknowledgements. Parent and each Seller acknowledge that the covenants included in this Section 7.5 are reasonable in their scope and the issue of reasonableness will not be raised as a defense in any proceeding to enforce such Person’s agreements in this Section 7.5. If, notwithstanding the foregoing, a covenant, term or condition of this Section 7.5 is deemed by any court to be unreasonably broad, invalid, unenforceable or void in any respect, such decision shall not have the effect of invalidating or voiding the remainder of this Section 7.5 or this Agreement, it being the intent and agreement of the Parties that such covenant, term or condition shall be modified or reformed as necessary in order to render such covenant, term or condition valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is valid, legal and enforceable and that achieves the same objective and enforcing such provision accordingly.

(e) Several Obligations. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) included or deemed included in this Section 7.5, then such unenforceable covenant (or such part) shall be deemed eliminated from this Section 7.5 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

7.6 Name Change. No later than five (5) Business Days after the Closing Date, each Seller shall (a) change its entity name and any trade or other names to names that are sufficiently dissimilar from “New England Wood Pellet,” “Allegheny Pellet” or any other trade name used in the Business as of or before the Closing Date, in each case to the reasonable satisfaction of Buyer, (b) discontinue its use of such names (or any derivatives thereof) for any and all purposes whatsoever, except as reasonably required in connection with the satisfaction and payment of the Excluded Liabilities, and (c) take all actions reasonably requested by Buyer to enable Buyer to qualify to do business in any jurisdiction in which Sellers currently conduct business using Sellers’ present entity or trade names.

7.7 Environmental Matters; Special Indemnity Escrow Amount. With respect to Sellers’ Youngsville, Pennsylvania facility (the “Allegheny Facility”), Buyer shall use commercially reasonable efforts to comply with and discharge as soon as possible all obligations of NEWP under the consent order and agreement with the Pennsylvania Department of Environmental Protection (“PA DEP”) dated October 2, 2015 (the “Allegheny Order”), including without limitation, fully complying with the plan approval issued by PA DEP to NEWP on October 13, 2016 pursuant to the Order (the “Plan Approval”), conducting all air emissions testing required under Section D.II Testing Requirements of the Plan Approval as expeditiously as possible, submitting results of such emissions testing to PA DEP as expeditiously as possible, and making all payments required of NEWP under Section 5.b. of the Allegheny Order (collectively, the “Allegheny Air Matter”). Following the Closing, Buyer shall promptly provide to Sellers (i) copies of all written communications with any Governmental Body regarding the Allegheny Air Matter and any air emissions testing results for testing performed prior to the termination of the Order, and (ii) reasonable advance notice of and the ability to participate in any meetings or teleconferences with any Governmental Body regarding the Allegheny Air Matter. In the event that Sellers or Buyer conduct an emissions source test using a protocol approved by PA DEP and receive on a date that is prior to four (4) months following the Closing Date as confirmed in writing by PA DEP emissions source test results demonstrating compliance with the corresponding emissions limits in Section G of the Plan Approval, (i) Sellers shall issue joint written instructions with Buyer to the Escrow Agent to pay the Special Indemnity Escrow Amount to Sellers’ Representative in accordance with the Escrow Agreement for further payment to Sellers and (ii) Buyer shall be released from any further responsibility under this Agreement for the Allegheny Air Matter. In the event that neither Sellers nor Buyer has conducted an emissions source test using a protocol approved by PA DEP and received emissions source test results demonstrating compliance with the corresponding emissions limits in Section G of the Plan Approval within four (4) months following the Closing Date, Sellers’ Representative and Buyer shall mutually determine the actions reasonably necessary to bring the Allegheny Facility into compliance with the Allegheny Order and Plan Approval (the “Remedial Actions”), and the amount of Losses related to such actions (the “Remedial Costs”). In the event that Sellers’ Representative and Buyer have not agreed to a determination of Remedial Costs within five (5) months following the Closing Date, Sellers’ Representative and Buyer agree to engage environmental consultant TRC Solutions (“TRC”), or another consultant mutually agreed to by the Parties, to promptly provide an opinion as to the Remedial Actions and the Remedial Costs, and TRC’s determination as to the Remedial Costs shall be used for purposes of this Agreement. Within thirty (30) days following determination of the Remedial Costs (including by TRC, if TRC is retained) Sellers shall issue joint written instructions with Buyer to the Escrow Agent to pay the Remedial Costs to Buyer from the Special Indemnity Escrow Amount in accordance with the Escrow Agreement. The balance, if any, of the Special Indemnity Escrow Amount not needed to pay the amount of Remedial Costs to Buyer will be wire transferred by the Escrow Agent to Sellers’ Representative for further payment to Sellers in accordance with the Escrow Agreement. In the event there is any dispute between Buyer and Sellers as to whether emissions source test results demonstrate compliance with the corresponding emissions limits in Section G of the Plan Approval as confirmed in writing by PA DEP, or whether the source test was performed in accordance with a protocol approved by PA DEP, Sellers’ Representative and Buyer agree to engage TRC to provide a determination, whose determination shall be binding upon Buyer and Sellers.

ARTICLE VIII.

SURVIVAL

8.1 Survival of Representations, Warranties and Covenants.

(a) None of the representations and warranties in this Agreement shall survive the Closing. The Parties agree that (i) the sole and exclusive remedy for any claims for any inaccuracy or breach of any representation or warranty of Sellers in this Agreement shall be to recover from the R&W Insurance Policy, and (ii) neither Buyer nor any Affiliate of Buyer shall be entitled to any remedy from Sellers, Sellers’ Representative, Parent or their respective Affiliates for any inaccuracy or breach of any representation or warranty of Sellers in this Agreement, except to the extent arising out of fraud. It is the express intent of the Parties that the survival of the representations and warranties in this Agreement and any other purported representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) is shorter than the statute of limitations that would otherwise have been applicable to such representations or warranties, and, by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are hereby reduced so they end at the Closing. The provisions of this Agreement (including, without limitation, the specific representations and warranties set forth herein and the non-survivability of such representations and warranties) were specifically bargained-for between Buyer, Sellers and Sellers’ Representative and were taken into account by Buyer, Sellers and Sellers’ Representative in arriving at the Purchase Price. The Parties each hereby acknowledge that this Agreement is the result of arms’ length negotiations among the Parties and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations; Buyer and Sellers specifically acknowledge that neither Buyer nor Sellers have any special relationship with the other party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arms’ length transaction, and there are no grounds for the tolling of any applicable statute of limitations. For the avoidance of doubt, this ARTICLE VIII shall not in any way inhibit Buyer from obtaining any remedies Buyer may have against any insurer under the R&W Insurance Policy.

(b) The covenants contained in this Agreement shall survive the Closing Date until fully performed in accordance with their terms.

(c) This Section 8.1 shall not limit any claim or recovery available to Buyer (or any additional insured) under the R&W Insurance Policy.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Sellers’ Representative;

(b) by Buyer, if (i) Sellers have failed to consummate the Closing when required in accordance with Section 2.8(a), or (ii) there has been a material violation or breach by Sellers of any covenant, representation or warranty contained in this Agreement, or if any representation or warranty of Sellers shall have become untrue, in each case, such that the conditions to the obligations of Buyer to consummate the Closing in Sections 3.2(a) or 3.2(b) would not be satisfied as of the time of such breach and, if capable of being cured, is not cured by Sellers, as applicable, prior to the earlier of (A) ten (10) Business Days after receipt by Sellers’ Representative of written notice thereof from Buyer and (B) February 28, 2018 (as such date may be extended pursuant to Section 11.8, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to Buyer at any time that Buyer has materially violated, or is in material breach of any covenant, representation or warranty hereunder;

(c) by Sellers’ Representative, if (i) Buyer has failed to consummate the Closing when required in accordance with Section 2.8(a) of this Agreement or (ii) there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in each case, such that the conditions to the obligations of Sellers to consummate the Closing in Sections 3.3(a) or 3.3(b) would not be satisfied as of the time of such breach and, if capable of being cured, shall not have been cured by Buyer prior to the earlier of (A) ten (10) Business Days after receipt by Buyer of written notice thereof from Sellers’ Representative and (B) the End Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Sellers’ Representative at any time that Sellers have materially violated, or are in material breach of, any covenant, representation or warranty hereunder;

(d) by either Party, if (i) the condition specified in Section 3.1(d) relating to the Plan Confirmation Order has not been satisfied by the End Date or (ii) the Transactions have not been consummated on or before the End Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to either Party whose breach of this Agreement has prevented the Closing to occur on or before such date;

(e) by either Party, if Buyer has not delivered (w) the Debt Commitment Letter to Sellers’ Representative by the time set forth in Section 6.4(b), (x) the Non-Binding Indication to Sellers’ Representative by the time set forth in Section 6.9(a), (y) the Bindable RW Quote by the time set forth in Section 6.9(b)(i), or (z) the Bindable Environmental Quote by the time set forth in Section 6.10(a), provided that (A) the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose breach of the Agreement has prevented any of the deliveries referred to in clauses (w), (x), (y) or (z) above from occurring by the applicable date; (B) Buyer may not exercise the right to terminate this Agreement under this Section 9.1(e) after 5:00 p.m. Mountain Standard Time on the next Business Day following the applicable date of the required delivery for purposes of clauses (w), (x), (y) or (z) above; and (C) (i) Sellers’ Representative may not exercise the right to terminate this Agreement under clause (w) or (x) of this Section 9.1(e) after 5:00 p.m. Mountain Standard Time on the next Business Day following the applicable date of the required delivery for purposes of clauses (w) or (x) above, (ii) Sellers’ Representative may not exercise the right to terminate this Agreement under clause (y) of this Section 9.1(e) after Buyer has delivered a Bindable RW Quote and (iii) Sellers’ Representative may not exercise the right to terminate this Agreement under clause (z) of this Section 9.1(e) after Buyer has delivered a Bindable Environmental Quote; or

(f) by either Party, if (x) within fifteen (15) Business Days after Buyer notifies Sellers’ Representative pursuant to Section 6.9(b)(iii) that the Bindable RW Quote has been withdrawn by the provider thereof Buyer has not procured and obtained an Alternative Bindable RW Quote, or (y) within fifteen (15) Business Days after Buyer notifies Sellers’ Representative pursuant to Section 6.10(c) that the Bindable Environmental Quote has been withdrawn by the provider thereof Buyer has not procured and obtained an Alternative Bindable Environmental Quote, provided that (A) the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to any Party whose breach of the Agreement has prevented any of the deliveries referred to in clauses (x) or (y) above from occurring by the applicable date; and (B) no Party may exercise the right to terminate this Agreement under this Section 9.1(f) after 5:00 p.m. Mountain Standard Time on the next Business Day following the termination of the 15-Business Day period referred to in clauses (x) or (y) above, as applicable.

9.2 Effect of Termination.

(a) In the event of any valid termination of this Agreement by Buyer or Sellers’ Representative as provided in Section 9.1, (i) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9.2, Section 10.1 and Section 10.2, and ARTICLE XI shall survive the termination of this Agreement and shall be enforceable by the Parties), and (ii) there shall be no liability or obligation on the part of either Party to the other Party with respect to this Agreement; provided that, nothing in this Section 9.2 (including clause (ii) of this Section 9.2(a)), shall be deemed to release any Party from any liability for any willful and material breach by such Party of the terms and provisions of this Agreement prior to such termination, and in the event of any such breach, the Parties shall be entitled to exercise any and all remedies available under Law or in equity. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.12 prior to such party terminating this Agreement pursuant to Section 9.1.

(b) Notwithstanding Section 9.2(a), in the event that (i) this Agreement is terminated pursuant to Section 9.1(d)(i) and (ii) any Seller consummates an Alternative Transaction within three (3) months following such termination, Sellers shall pay to Buyer by wire transfer of immediately available funds, within five (5) Business Days after the consummation of such Alternative Transaction, a termination fee equal to $400,000 (the “Termination Fee”) and a cash amount equal to Buyer’s reasonable and documented out-of-pocket fees and expenses incurred in connection with its due diligence investigation of Sellers and the Business, up to a maximum of $900,000 (the “Expense Reimbursement”). The Termination Fee and Expense Reimbursement, if payable by Sellers in accordance with this Section 9.2(b), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Buyer, Buyer Guarantor and their Affiliates against Sellers and their Affiliates and other representatives and successors with respect to this Agreement or the failure of the Transactions to be consummated or otherwise. If Sellers fail to promptly pay the Termination Fee and Expense Reimbursement due pursuant to this Section 9.2(b), and, in order to obtain such payment, Buyer commences an Action that results in a final and non-appealable judgment against Sellers for the Termination Fee and the Expense Reimbursement, then Sellers shall pay to Buyer, (i) Buyer’s reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) in connection with such Action and (ii) interest on the amount payable pursuant to such judgment at the prime rate as published in the Wall Street Journal in effect on the date such payment became due and payable hereunder, with such interest being payable in respect of the period from the date that payment first became due and payable hereunder through the date of actual indefeasible payment to Buyer; provided, however, if

Sellers are the prevailing party in such Action that results in a final and non-appealable judgment against Buyer, Buyer shall pay to Sellers any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Sellers in connection with such Action. This Section 9.2(b) shall survive any termination of this Agreement.

(c) Notwithstanding Section 9.2(a), in the event that (i) this Agreement is terminated by any Party pursuant to Section 9.1(d)(ii) due to the failure of the condition set forth in Section 3.2(g) (pertaining to the Debt Financing) (but excluding a failure of the condition set forth in Section 3.2(g) that results solely from Buyer’s inability to bind at Closing the R&W Insurance Policy or the Environmental Insurance Policy, unless such failure arises from Buyer’s breach of this Agreement), Buyer shall pay to the Sellers’ Representative by wire transfer of immediately available funds, within five (5) Business Days after such termination, a reverse termination fee equal to $1,300,000 (the “Reverse Termination Fee”). The Reverse Termination Fee, if payable by Buyer in accordance with this Section 9.2(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Sellers’ Representative, Sellers, Parent and their Affiliates against Buyer and its Affiliates and other representatives and successors with respect to this Agreement or the failure of the Transactions to be consummated or otherwise. If Buyer or Buyer Guarantor fails to promptly pay the Reverse Termination Fee due pursuant to this Section 9.2(c), and, in order to obtain such payment, Sellers’ Representative commences an Action that results in a final and non-appealable judgment against Buyer for the Reverse Termination Fee, then Sellers shall pay to Buyer, (i) Sellers’ Representative’s reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) in connection with such Action and (ii) interest on the amount payable pursuant to such judgment at the prime rate as published in the Wall Street Journal in effect on the date such payment became due and payable hereunder, with such interest being payable in respect of the period from the date that payment first became due and payable hereunder through the date of actual indefeasible payment to Sellers’ Representative; provided, however, if Buyer is the prevailing party in such Action that results in a final and non-appealable judgment against Sellers, Sellers shall pay to Buyer any reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with such Action. This Section 9.2(c) shall survive any termination of this Agreement.

ARTICLE X.

ADDITIONAL AGREEMENTS

10.1 Confidentiality. The Parties acknowledge that they have previously executed that certain confidentiality agreement, dated March 28, 2017 between Taglich Private Equity, LLC and Parent (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms, unless the Closing shall occur, in which case the provisions of this Section 10.1 shall apply from and after the Closing Date. From and after the Closing until the fifth anniversary thereof, unless otherwise required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s or its Affiliate’s stock is traded or quoted, each Party shall hold confidentially, and shall cause its Affiliates and Representatives to hold confidentially, all information furnished or made available by a Party (the “Provider”) to the other Party (the “Receiver”) pursuant to or in respect of the terms of this Agreement and the

Ancillary Agreements and Sellers shall hold confidential, and shall cause their Affiliates and Representatives to hold confidential all information exclusively regarding the Business (all such information being referred to as “Confidential Information”). The Parties shall, and shall cause their Representatives to, use the Confidential Information only in connection with the performance of this Agreement or as otherwise contemplated hereby. Confidential Information shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiver or its Representatives in violation of this Agreement; (b) becomes available to the Receiver or its Representatives on a non-confidential basis from a Person other than the Provider or its Representatives who is not known by the Receiver to be bound by a confidentiality agreement with the Provider or any or its Representatives, or is not known by the Receiver to be under an obligation to the Provider or any of its Representatives not to transmit the information to the Receiver; (c) was in the possession of the Receiver prior to disclosure by the Provider or its Representatives (provided that any information regarding the Business in the possession of Sellers prior to the Closing Date or provided to Sellers pursuant to, or maintained by Sellers under, this Agreement or any Ancillary Agreement shall not be subject to this provision); or (d) is developed by the Receiver independent of any Confidential Information provided hereunder. Nothing in this Section 10.1 shall affect Buyer’s rights in the Purchased Assets following the Closing. If the Receiver or any of its Representatives are required by Law or the rules and regulations of any stock exchange or quotation services on which such Party’s stock is traded or quoted to disclose any Confidential Information, the Receiver shall provide the Provider with prompt notice of such request or requirement in order to enable the Provider to: (i) seek an appropriate protective order or other remedy, (ii) consult with the Receiver with respect to the Provider’s taking steps to resist or narrow the scope of such request or legal process or (iii) waive compliance, in whole or in part, with the terms of this Section 10.1. If such protective order or other remedy is not obtained, or the Provider waives compliance, in whole or in part, with the terms of this Section 10.1, the Receiver or its Representative, as the case may be, shall use commercially reasonable efforts (A) to disclose only that portion of the Confidential Information that the Receiver is advised in writing by its legal counsel is legally required to be disclosed and (B) to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

10.2 Press Releases and Other Public Communications. No press release or other public announcement or communication related to this Agreement or the Transactions shall be issued or made by any Party without the joint approval of Buyer and Sellers’ Representative, unless required by Law (in the reasonable opinion of counsel), in which case Buyer and Sellers’ Representative shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication.

ARTICLE XI.

MISCELLANEOUS

11.1 Expenses. Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the Transactions.

11.2 Further Assurances. Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Sellers and Buyer, to effectuate the provisions of this Agreement; provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, at Buyer’s sole expense, Sellers shall execute and deliver such further instruments of conveyance, transfer and assignment and take such other action as Buyer may reasonably require to more effectively convey and transfer to Buyer any of the Purchased Assets and Buyer will execute and deliver such further instruments and take such other action as Sellers’ Representative may reasonably require to more effectively assume the Assumed Liabilities. Upon reasonable request and during normal business hours, Buyer and Sellers shall cooperate with each other, and shall cause their respective Representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Purchased Assets and Assumed Liabilities to Buyer and to minimize any disruption to the businesses of Sellers and Buyer that might result from the Transactions. If title to any asset which was included in the Purchased Assets is discovered to have been retained by Sellers after the Closing, Sellers shall, upon becoming aware of such discovery, use commercially reasonable efforts to promptly transfer any such asset to Buyer for the payment of no additional consideration. From and after the Closing Date, Sellers shall promptly remit to Buyer any funds that are received by Sellers and that are included in the Purchased Assets or that represent the payment of receivables included in the Purchased Assets. Sellers hereby grant to Buyer an irrevocable power of attorney coupled with an interest for the purpose of executing any reasonable instruments or documents required to be executed by Sellers under this Section 11.2 which execution has not been completed within five (5) Business Days after request therefor by Buyer.

11.3 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (including, for the avoidance of doubt, any Business Employees) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

11.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Party or Parties (provided that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more of its Affiliates and (without the consent of Sellers’ Representative) may at any time collaterally assign this Agreement or any of its rights and interests hereunder to any Debt Financing Source; provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder).

11.5 Entire Agreement and Modification. This Agreement and the Ancillary Agreements (including the Exhibits and Schedules hereto and thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, warranties or representations by or between the Parties, written or oral, which may have related in any way to the subject matter hereof. The express terms in this Agreement and the Ancillary Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof and thereof.

11.6 Schedules and Exhibits. The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

11.7 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Person. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to sections of this Agreement; provided however, any information set forth in a particular section of the Disclosure Schedules will be deemed to be disclosed in any other section of the Disclosure Schedules where it is readily apparent on the face of such information that such information applies to such other section. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. If a subject matter is addressed in more than one representation and warranty, Buyer will be entitled to rely only on each representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

11.8 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by Buyer and Sellers’ Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.9 Notices. All notices, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (a) upon delivery, if delivered by hand, (b) when transmitted via facsimile or electronic email to the number or email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

If to Buyer or Buyer Guarantor:

Lignetics of New England, Inc.

c/o Lignetics, Inc.

1075 E. South Boulder Rd #210

Louisville, CO 80027

Attn: Brett Jordan, President

Email: brettj@lignetics.com

with a copy (which shall not constitute notice) to:

Durham Jones & Pinegar, PC

111 South Main Street, Suite 2400

Salt Lake City, Utah 84111

Attention: N. Todd Leishman

Email: tleishman@djplaw.com

If to Sellers or Sellers’ Representative:

New England Wood Pellets, LLC

c/o Rentech, Inc.

1000 Potomac Street NW, 5th Floor

Washington, DC 20007

Attn. Nicole Sykes, General Counsel

Email: nsykes@rentk.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071-1560

Attn: David A. Zaheer

Email: david.zaheer@lw.com

11.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws or the choice of law principles of any jurisdiction.

11.11 Consent to Jurisdiction and Service of Process. The Parties submit to the exclusive jurisdiction of the state courts located in Wilmington, Delaware or the courts of the United States located in and for Wilmington, Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and any Ancillary Agreement or any related agreement, certificate or other document delivered in connection with this Agreement, and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement, the Ancillary Agreements and any such related agreement, certificate or other document, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 11.9.

11.12 Specific Performance.

(a) The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such order or injunction. If, on or prior to the End Date, any Party brings an action in accordance with this Section 11.12, to enforce specifically the obligation of the other Party to consummate the Closing, the End Date shall automatically be extended (i) for the period during which such action is pending, plus ten (10) Business Days, or (ii) by such other time period established by the court presiding over such action, as the case may be.

(b) Notwithstanding the right of Sellers to obtain an injunction or injunctions or other appropriate form of specific performance or equitable remedies described in Section 11.12(a), the Parties acknowledge and agree that Sellers shall be entitled to seek an injunction, specific performance or other equitable remedies to enforce Buyer’s obligation to consummate the Transactions only if each of the following conditions has been satisfied: (i) all conditions in Section 3.1 have been satisfied at the time the Closing is required to have occurred pursuant to Section 2.8(a) (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, all of which shall have been capable of being satisfied on the date Closing is required to have occurred pursuant to Section 2.8(a)); (ii) the condition set forth in Section 3.2(g) has been satisfied; and (iii) Sellers have irrevocably confirmed in a written notice delivered to Buyer that if specific performance is granted pursuant to this Section 11.12(b), then it would take such actions that are within its control to cause the Closing to occur.

11.13 Waiver of Trial by Jury. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14 Prevailing Party. In the event of litigation between the Parties with respect to this Agreement, the prevailing Party in any final and non-appealable judgment resulting from such litigation shall be entitled to recover from such other Party its reasonable and documented out-of-pocket costs and expenses incurred in connection with such Action, including, without limitation, reasonable and documented out-of-pocket legal fees and associated court costs.

11.15 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties will negotiate in good faith to amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect as closely as possible to the intent of the Parties to the maximum extent permitted by applicable Law.

11.16 References. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule”

shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “threatened” means threatened in writing. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

11.17 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.18 Deliveries. A document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement only if such document or item was included in and available at Sellers’ electronic data room in connection with the Transactions at or prior to 11:59 p.m. Pacific Time on the second (2nd) Business Day immediately preceding the date hereof and not subsequently removed.

11.19 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.20 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.21 Sellers’ Representative.

(a) Each Seller designates Sellers’ Representative as the representative and attorney-in-fact of such Seller with full power and authority, including power of substitution, acting in the name of and on behalf of such Seller, for all purposes under this Agreement, including receipt of disclosures, granting and/or executing consents or waivers, receiving notices, settling disputes with respect to indemnification claims and the calculation of the Purchase Price and any adjustments thereto in accordance with Section 2.7 and agreeing to and executing amendments and/or modifications to this Agreement.

(b) By executing this Agreement under the heading of “Sellers’ Representative,” NEWP hereby (i) accepts its appointment and authorization to act as Sellers’ Representative as attorney-in-fact and agent on behalf of Sellers in accordance with the terms of this Agreement and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 11.21.

(c) In the performance of its duties hereunder, Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and accurate. Sellers’ Representative may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. In the absence of proven willful misconduct, (i) Sellers’ Representative shall not be liable to Sellers with respect to its performance of the functions specified in this Agreement, and (i) no Seller shall commence, prosecute or maintain any actions or proceedings against Sellers’ Representative with respect to its performance of the functions specified in this Agreement. In determining the occurrence of any fact, event or contingency, Sellers’ Representative may request from any of Sellers such reasonable additional evidence as Sellers’ Representative in its sole discretion may deem necessary, and may at any time inquire of and consult with others, including any of Sellers, and shall not be liable to any Seller for any damages resulting from any delay in acting hereunder pending receipt and examination of additional evidence requested.

(d) Each Seller agrees to cause its respective Affiliates to comply with their respective obligations under this Agreement.

(e) Parent will automatically succeed NEWP as Sellers’ Representative upon NEWP’s dissolution.

11.22 No Recourse; Waiver of Claims. Notwithstanding anything to the contrary contained herein, Sellers hereby (a) irrevocably waive any rights or claims against any Debt Financing Source in connection with this Agreement and the Debt Financing or any of the Transactions, (b) irrevocably agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement or the Debt Financing or any of the Transactions and (c) irrevocably agrees to cause any such action or proceeding asserted by Sellers in connection with this Agreement or the Debt Financing or any of the Transactions to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to Sellers in connection with this Agreement or the Debt Financing or the Transactions.

11.23 Parent Guarantee. Buyer Guarantor hereby absolutely and unconditionally guarantees, as principal and not as surety, the performance (and, where applicable, payment) by Buyer (and its successors and permitted assigns) of Buyer’s obligations and liabilities to Sellers under this Agreement, the Ancillary Agreements and all other agreements entered into pursuant to this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting Buyer or any successor or permitted assignee.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase Agreement effective as of the date and year first above written.

BUYER:

LIGNETICS OF NEW ENGLAND, INC.

By:	/s/ William I. Morris
Name:	William I. Morris
Title:	Vice President

BUYER GUARANTOR:

LIGNETICS, INC.

By:	/s/ William I. Morris
Name:	William I. Morris
Title:	Vice President

Signature page to Asset Purchase Agreement

SELLERS:

NEW ENGLAND WOOD PELLET, LLC

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	Chief Financial Officer

SCHUYLER WOOD PELLET, LLC

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	Chief Financial Officer

DEPOSIT WOOD PELLET, LLC

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	Chief Financial Officer

SELLERS’ REPRESENTATIVE:

NEW ENGLAND WOOD PELLET, LLC

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	Chief Financial Officer

PARENT:

RENTECH, INC.

By:	/s/ Paul Summers
Name:	Paul Summers
Title:	Chief Financial Officer

Signature page to Asset Purchase Agreement